EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

PLAINS EXPLORATION & PRODUCTION COMPANY,

PXP CALIFORNIA INC.

and

NUEVO ENERGY COMPANY

Dated February 12, 2004

TABLE OF CONTENTS

ARTICLE I THE MERGER	1
1.1 The Merger	1
1.2 Effective Time of the Merger	1
1.3 Tax Treatment	1

ARTICLE II THE SURVIVING CORPORATION	1
2.1 Certificate of Incorporation	1
2.2 Bylaws	2
2.3 Directors and Officers	2

ARTICLE III CONVERSION OF SHARES	2
3.1 Conversion of Capital Stock	2
3.2 Surrender and Payment	4
3.3 Stock Options; Restricted Stock	5
3.4 No Fractional Shares	7
3.5 Closing	7
3.6 Alternative Structure	7

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF TARGET	13
4.1 Organization and Qualification	13
4.2 Capitalization	14
4.3 Authority	15
4.4 Consents and Approvals; No Violation	15
4.5 Target SEC Reports	16
4.6 Financial Statements	17
4.7 Absence of Undisclosed Liabilities; Liabilities as of Year End	17
4.8 Absence of Certain Changes	18
4.9 Taxes	18
4.10 Litigation	20
4.11 Employee Benefit Plans; ERISA	21
4.12 Environmental Liability	22
4.13 Compliance with Applicable Laws	23
4.14 Insurance	24
4.15 Labor Matters; Employees	24
4.16 Reserve Reports	25
4.17 Permits	26
4.18 Material Contracts	26
4.19 Required Stockholder Vote	27
4.20 Proxy/Prospectus; Registration Statement	27
4.21 Intellectual Property	27
4.22 Hedging	28
4.23 Brokers	28
4.24 Tax-Free Reorganization	28
4.25 Fairness Opinion	31

i

4.26 Takeover Laws and Rights Plans	31

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	32
5.1 Organization and Qualification	32
5.2 Capitalization	33
5.3 Authority	34
5.4 Consents and Approvals; No Violation	34
5.5 Parent SEC Reports	35
5.6 Parent Financial Statements	36
5.7 Absence of Undisclosed Liabilities	36
5.8 Absence of Certain Changes	36
5.9 Taxes	37
5.10 Litigation	38
5.11 Employee Benefit Plans; ERISA	38
5.12 Environmental Liability	40
5.13 Compliance with Applicable Laws	41
5.14 Insurance	41
5.15 Labor Matters; Employees	42
5.16 Reserve Reports	42
5.17 Permits	43
5.18 Material Contracts	43
5.19 Required Stockholder Vote	44
5.20 Proxy/Prospectus; Registration Statement	44
5.21 Intellectual Property	44
5.22 Hedging	45
5.23 Brokers	45
5.24 Tax Matters	45
5.25 Fairness Opinion	47
5.26 Takeover Laws and Rights Plans	47

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER	48
6.1 Conduct of Business by Target Pending the Merger	48
6.2 Conduct of Business by Parent Pending the Merger	50

ARTICLE VII ADDITIONAL AGREEMENTS	53
7.1 Access and Information	53
7.2 Acquisition Proposals	53
7.3 Directors’ and Officers’ Indemnification and Insurance	57
7.4 Further Assurances	57
7.5 Expenses	58
7.6 Cooperation	58
7.7 Publicity	58
7.8 Additional Actions	59
7.9 Filings	59
7.10 Consents	59
7.11 Certain Parent Board Approvals	59

7.12 Parent Board of Directors	59
7.13 Stockholders’ Meetings	59
7.14 Preparation of the Proxy/Prospectus and Registration Statement	61
7.15 Stock Exchange Listing	62
7.16 Employee Matters	63
7.17 Notice of Certain Events	64
7.18 Matters Relating to TECONS Documents	64
7.19 Site Inspections	65
7.20 Affiliate Agreements; Tax Treatment	65
7.21 Stockholder Litigation	66
7.22 Indenture Matters	66
7.23 Parent Rights Plan	66
7.24 No Triggering Event	66
7.25 Cancellation of Treasury Shares	66

ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER	67
8.1 Conditions to the Obligation of Each Party	67
8.2 Conditions to the Obligations of Parent	67
8.3 Conditions to the Obligations of Target	68

ARTICLE IX SURVIVAL	69
9.1 Survival of Representations and Warranties	69
9.2 Survival of Covenants and Agreements	69

ARTICLE X TERMINATION, AMENDMENT AND WAIVER	69
10.1 Termination	69
10.2 Effect of Termination	72

ARTICLE XI MISCELLANEOUS	75
11.1 Notices	75
11.2 Severability	76
11.3 Assignment	76
11.4 Interpretation	76
11.5 Counterparts	76
11.6 Entire Agreement	76
11.7 Governing Law	76
11.8 Submission to Jurisdiction	76
11.9 Attorneys’ Fees	76
11.10 No Third Party Beneficiaries	76
11.11 Disclosure Schedules	77
11.12 Amendments and Supplements	77
11.13 Extensions, Waivers, Etc.	77

INDEX OF DEFINED TERMS

Term	Section	Term	Section
Affiliated Group	4.24	Named Executives	3.3(a)
Aggregate Cost Overrun	6.1(j)	Oil and Gas Interests	4.16(a)
Agreement	Preamble	Parent	Preamble
Amoco Purchase Agreement	4.9(i)	Parent Acquisition Proposal	7.2(b)
Ancillary Agreements	4.3	Parent Benefit Plans	5.11(a)
Assessment	7.19	Parent Breach	10.1(c)
Audit	4.9(f)	Parent Common Shares	3.1(b)
Base Indenture	3.1(c)	Parent Disclosure Schedule	5.1(a)
Business Employee	7.16	Parent Engagement Letters	5.23
Closing	3.5	Parent ERISA Affiliate	5.11(a)
Closing Agreement	4.9(i)	Parent Expense Cap	10.2(c)(i)
Closing Date	3.5	Parent Material Adverse Effect	5.1(c)
Code	Preamble	Parent Material Contract	5.18(a)
Common Conversion	3.1(b)	Parent Meeting	7.13(b)
Consideration		Parent Parties	Preamble
Confidentiality Agreements	7.1	Parent Reserve Report	5.16(a)
Customary Post-Closing Consents	4.4(b)	Parent SEC Reports	5.5(a)
D&O Insurance	7.3(c)	Parent Stockholders’ Approval	5.19
DCL Regulations	4.9(i)	Parent Superior Proposal	10.1(j)
Debentures	3.1(c)	Parent Tax Certificate	8.3(c)
Declaration of Trust	3.1(c)	Parent Termination Fee	10.2(c)(i)
Director Nominees	7.12(a)	PBGC	4.11(b)
DGCL	1.1	PCBs	4.12(e)
Effective Time	1.2	Permits	4.17
Enforceability Exception	4.3	Person	3.2(c)
Environmental Laws	4.12(a)	proceeding	7.3(a)
ERISA	4.11(a)	Proxy/Prospectus	4.20
Exchange Act	4.4(b)	Registration Statement	4.20
Exchange Agent	3.2(a)	Related Person	4.24
Exchange Fund	3.2(a)	Sarbanes-Oxley Act	4.5(b)
Exchange Instructions	3.2(b)	SEC	4.5(a)
Exchange Ratio	3.1(b)	Securities Act	4.4(b)
Expenses	7.5(b)	Severance Package Table	4.11(e)
5.75% Indenture	3.1(c)	Stock Certificate	3.1(b)
GAAP	4.6	Subsidiary	4.1(c)
Governmental Authority	3.2(c)	Supplemental Indenture	3.1(c)
Guarantee	3.1(c)	Surviving Corporation	1.1
Hazardous Substances	4.12(b)	Target	Preamble
HSR Act	4.4(b)	Target Acquisition Proposal	7.2(a)
Hydrocarbons	4.16(a)	Target Benefit Plans	4.11(a)
Indemnified Liabilities	7.3(a)	Target Breach	10.1(d)
Indemnified Party	7.3(a)	Target Common Shares	3.1(a)
Inspected Party	7.19	Target Preferred Shares	4.2(c)
Inspecting Party	7.19	Target Disclosure Schedule	4.1(a)
Intellectual Property	4.21	Target Employee Agreement	4.11(a)
Inter-Purchaser Agreement	4.9(i)	Target Employees	4.11(e)
knowledge of Target	4.9(c)	Target Engagement Letters	4.23
knowledge of Parent	5.9(c)	Target ERISA Affiliate	4.11(a)
Liens	4.2(b)	Target Expense Cap	10.2(b)(i)
Merger	Preamble	Target Market Price	3.3(a)
Merger Consideration	3.1(b)	Target Material Adverse Effect	4.1(c)
Merger Sub	Preamble	Target Material Contracts	4.18(a)
Merger Sub Common Stock	3.6(e)	Target Meeting	7.13(a)

Term	Section
Target Options	3.3(a)
Target Reserve Report	4.16(a)
Target Restricted Shares	3.3(c)
Target Rights	6.1(q)
Target Rights Agreement	4.26(b)
Target SEC Reports	4.5(a)
Target Severance Policy	4.11(e)
Target Stockholders’ Approval	4.19
Target Superior Proposal	10.1(h)
Target Tax Certificate	8.2(c)
Target Termination Fee	10.2(b)(i)
Tax Agreement	4.9(i)
Tax Authority	4.9(f)
Tax Returns	4.9(f)
Taxes	4.9(f)
TECONS	3.1(c)
TECONS Documents	3.1(c)
Termination Date	10.1(b)
Transactions	3.5
Triggering Event	4.9(i)
WARN Act	4.15(b)

Exhibits

7.20    Affiliate Agreement

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated February 12, 2004, by and among Plains Exploration & Production Company, a Delaware corporation (“Parent”), PXP California Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” and, together with Parent, the “Parent Parties”) and Nuevo Energy Company, a Delaware corporation (“Target”).

WHEREAS, the respective Boards of Directors of Parent and Target deem it advisable and in the best interests of their respective corporations and stockholders that Target merge with and into Parent (the “Merger”) upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved the Agreement and the Merger; and

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger.    Upon the terms and subject to the conditions hereof, at the Effective Time Target shall merge with and into Parent and the separate corporate existence of Target shall thereupon cease and Parent shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the “DGCL”), including the Surviving Corporation’s succession to and assumption of all rights and obligations of Target.

1.2    Effective Time of the Merger.    The Merger shall become effective (the “Effective Time”) upon the later of (i) the date of filing of a properly executed Certificate of Merger relating to the Merger with the Secretary of State of Delaware in accordance with the DGCL, and (ii) at such later time as the parties shall agree and set forth in such Certificate of Merger. The filing of the Certificate of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in Section 3.5.

1.3    Tax Treatment.    It is intended that the Merger shall constitute a reorganization under Section 368(a) of the Code.

ARTICLE II

THE SURVIVING CORPORATION

2.1    Certificate of Incorporation.    The Certificate of Incorporation of Parent in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving

Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the DGCL.

2.2    Bylaws.    The bylaws of Parent as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Surviving Corporation’s Certificate of Incorporation and bylaws and the DGCL.

2.3    Directors and Officers.    At and after the Effective Time, the directors and officers of Parent shall be the directors and officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and bylaws and the DGCL. This Section 2.3 shall not alter Parent’s obligations under Section 7.12.

ARTICLE III

CONVERSION OF SHARES

3.1    Conversion of Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

(a)    All shares of Common Stock of Target, par value $.01 per share (“Target Common Shares”), that are held in Target’s treasury shall be canceled and cease to be outstanding and no cash, Parent capital stock or other consideration shall be delivered in exchange therefor.

(b)    Subject to Section 3.3(a), each issued and outstanding Target Common Share (other than Target Common Shares treated in accordance with Section 3.1(a)) shall be converted into the right to receive 1.765 (the “Exchange Ratio”) shares of common stock, par value $.01 per share, of Parent (the “Parent Common Shares”) (the “Common Conversion Consideration”). All such Target Common Shares, when so converted, shall be retired, shall cease to be outstanding and shall automatically be cancelled, and the holder of a certificate (“Stock Certificate”) that, immediately prior to the Effective Time represented such Target Common Shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Stock Certificate in accordance with Section 3.2: (x) the Common Conversion Consideration, (y) certain dividends and other distributions under Section 3.1(f), and (z) cash in lieu of fractional Parent Common Shares under Section 3.4, in each case without interest (collectively, the “Merger Consideration”). Notwithstanding the foregoing, if between the date hereof and the Effective Time the Parent Common Shares or Target Common Shares are changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(c)    Under and in accordance with the terms set forth in the TECONS Documents, the right to receive Target Common Shares upon the conversion of and under the terms of Target’s Debentures issued and outstanding immediately prior to the Effective Time, and the related right to receive Target Common Shares upon the conversion of and under the terms of the TECONS issued and outstanding immediately prior to the Effective Time (such conversion occurring by way of the exchange of such TECONS for Debentures and thereupon the conversion of such Debentures into Target Common Shares), shall each become the right to receive only Parent Common Shares (and not any Target Common Shares) and the conversion price per Target Common Share of such securities shall be adjusted to a conversion price per Parent Common Share equal to the quotient of (x) the conversion price in effect immediately prior to the Effective Time (which shall be $59.375) divided by (y) the Exchange Ratio.

For purposes of this Agreement, (i) the “Base Indenture” means the Subordinated Indenture dated as of November 25, 1996, as amended by the First Supplemental Indenture dated December 23, 1996, between Nuevo Energy Company and Wilmington Trust Company, as Indenture Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “5.75% Indenture”); (ii) the “Declaration of Trust” means the Amended and Restated Declaration of Trust dated December 23, 1996, among Nuevo Energy Company, as Sponsor, Wilmington Trust Company, as Institutional Trustee and Delaware Trustee, and Michael D. Watford, Robert L. Gerry, III and Robert M. King, as Regular Trustees; (iii) the “Debentures” means Target’s 5.75% Convertible Subordinated Debentures due December 15, 2026 issued under the 5.75% Indenture; (iv) “TECONS” means the $2.875 Term Convertible Securities, Series A, issued under the Declaration of Trust; (v) ”Guarantee” means the Preferred Securities Guarantee Agreement dated as of December 23, 1996, executed and delivered by Target, as Guarantor, and Wilmington Trust Company, as the Preferred Guarantee Trustee; and (vi) the “TECONS Documents” means the Declaration of Trust, the 5.75% Indenture, the Debentures, the TECONS and the Guarantee.

(d)    [Intentionally Deleted.]

(e)    The Merger shall not affect any Parent Common Shares issued and outstanding immediately prior to the Effective Time.

(f)    No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Stock Certificate with respect to the Merger Consideration that such holder has the right to receive and no cash payment in lieu of fractional shares shall be paid to a holder pursuant to Section 3.4 until the holder of record of such Stock Certificate has surrendered such Stock Certificate in accordance with Section 3.2. Subject to the effect of applicable laws (including escheat and abandoned property laws), following surrender of any such Stock Certificate, the record holder of the certificate or certificates representing the Merger Consideration issued in exchange therefor shall be paid, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to Parent Common Shares, and (ii) if the payment date for any dividend or distribution with a record date after the Effective Time with respect to Parent Common Shares has not occurred prior to the surrender of such Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time but prior to the surrender of such Stock Certificate and a payment date subsequent to the surrender of such Stock Certificate.

(g)    All Merger Consideration issued upon the surrender of Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Stock Certificates and the Target Common Shares formerly represented thereby, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of Target Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

3.2    Surrender and Payment.

(a)    Parent shall authorize one or more transfer agent(s) reasonably acceptable to Target to act as Exchange Agent hereunder (the “Exchange Agent”) with respect to the Merger. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent for the benefit of the holders of Target Common Shares, for exchange in accordance with this Section 3.2 through the Exchange Agent, certificates representing the Parent Common Shares issuable pursuant to Section 3.1 in exchange for outstanding Target Common Shares plus accrued and unpaid dividends with respect thereto (such Parent Common Shares, together with any dividends or distributions with respect thereto and cash in lieu of fractional Parent Common Shares, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration in exchange for surrendered Stock Certificates pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(d), the Exchange Fund shall not be used for any other purpose.

(b)    Promptly but in any event within 5 business days after the Effective Time, Parent shall cause the Exchange Agent to send to each holder of record of Stock Certificates a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title with respect to the Stock Certificates shall pass, only upon proper delivery of the Stock Certificates to the Exchange Agent, and which shall be in a form reasonably acceptable to Target), and instructions for use in effecting the surrender of Stock Certificates for payment therefor in accordance herewith (together, the “Exchange Instructions”). The Exchange Agent shall also provide for holders of Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Stock Certificates in exchange for the Merger Consideration.

(c)    If any portion of the Merger Consideration is to be issued or paid to a Person other than the registered holder of Target Common Shares represented by the Stock Certificate(s) surrendered in exchange therefor, no such issuance or payment shall be made unless (i) the Stock Certificate(s) so surrendered have been properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such issuance has paid to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the Exchange Agent’s satisfaction that such tax has been paid or is not applicable. For this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any governmental or regulatory authority or agency (a “GovernmentalAuthority”).

(d)    Any portion of the Exchange Fund that remains unclaimed by the holders of Target Common Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder’s Stock Certificates in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent, as a general creditor thereof, to exchange such Stock Certificates or to pay amounts to which such holder is entitled pursuant to Section 3.1. If outstanding Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable or payable upon the surrender of such Stock Certificates would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable or payable upon the surrender of such Stock Certificates shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Target or the Surviving Corporation shall be liable to any holder of Stock Certificates for any amount paid, or Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e)    If any Stock Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate is lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration in respect thereof pursuant to this Agreement.

3.3    Stock Options; Restricted Stock.

(a)    At least thirty (30) days prior to the Effective Time, Target shall give each holder of any employee or director stock option of Target (the “Target Options”) outstanding at the Effective Time, the opportunity to elect to have each such Target Option, whether or not then vested, cancelled and cashed out immediately prior to the Effective Time. The consideration for the cancellation of any such Target Option shall be (x) the amount by which the Target Market Price (as defined below) of one share of Target Common Share exceeds the per share exercise price of such Target Option (y) multiplied by the number of Target Common Shares covered by the outstanding portion of the cancelled Target Option. Each such Target Option the holder of which has so elected shall be cancelled and no longer be outstanding immediately prior to the Effective Time. Target shall pay such consideration to the holders electing to cancel their Target Options prior to the Effective Time. “Target Market Price” means the average closing sales price of a Target Common Share as reported under “NYSE Composite Transaction Reports” in The Wall Street Journal for the ten consecutive trading days ending on the first trading day before the Closing Date. Notwithstanding the foregoing, at Parent’s election Parent shall, in lieu of Target’s above-described payments to Named Executives, Parent may make such payments to Named Executives immediately subsequent to the Effective Time.

For purposes of this Agreement, “Named Executives” means the Chief Executive Officer and the four other most highly compensated executive officers of Target as of December 31, 2003.

(b)    At the Effective Time, automatically and without any action on the part of the holder thereof, Parent will assume each outstanding Target Option that has not been cancelled in accordance with the provisions of Section 3.3(a), and it will become an option (i) to purchase that number of Parent Common Shares obtained by multiplying the number of Target Common Shares issuable upon the exercise of such Target Option by the Exchange Ratio, (ii) at an exercise price per share equal to the per share exercise price of such Target Option divided by the Exchange Ratio, and (iii) otherwise upon the same terms and conditions as such outstanding Target Options; except that if Code Section 421 applies to any Target Option because of the qualifications under Code Section 422 or 423, the exercise price, the number of shares purchasable pursuant to such Target Option and the terms and conditions of exercise of such Target Option will comply with Code Section 424(a).

(c)    At least thirty (30) days prior to the Effective Time, Target shall give each holder of each outstanding and unvested employee or director restricted Target Common Share, issued pursuant to Target’s stock incentive or other equity award plans (the “Target Restricted Shares”), the opportunity to elect to have each such Target Restricted Share, cancelled and cease to be outstanding and cashed out immediately prior to the Effective Time. The consideration for the cancellation of any such Target Restricted Share shall be the Target Market Price. Each such Target Restricted Share the holder of which has so elected shall be cancelled and no longer be outstanding immediately prior to the Effective Time. Target shall pay such consideration to the holders electing to cancel their Target Restricted Shares prior to the Effective Time. Notwithstanding the foregoing, at Parent’s election Parent shall, in lieu of Target’s above-described payments to Named Executives, Parent may make such payments to Named Executives immediately subsequent to the Effective Time

(d)    At the Effective Time, automatically and without any action on the part of the holder thereof, Parent will assume each Target Restricted Share that has not been cancelled pursuant to Section 3.3(c), and such Target Restricted Share will become 1.765 restricted Parent Common Shares otherwise on the same terms and conditions of vesting as such Target Restricted Shares.

(e)    Parent will take all corporate actions necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of Target Options Parent assumes under Section 3.3(a).

(f)    On or prior to the 30th day following the Effective Time, Parent will file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the Parent Common Shares subject to Target Options and will use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for as long as such options remain outstanding.

(g)    Parent will assume as of the Effective Time each Target stock option plan providing for the issuance or grant of Target Options and all of Target’s obligations with respect to the Target Options. Upon assumption of such plans, such amendments thereto as may be required to reflect the Merger will be deemed to have been made.

3.4    No Fractional Shares.    No fractional Parent Common Shares shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any fractional interest, each holder of Target Common Shares immediately prior to the Effective Time who would otherwise have been entitled to a fraction of a Parent Common Share upon surrender of Stock Certificates for exchange pursuant to Section 3.2 shall be paid an amount in cash (without interest) as hereinafter provided. Parent shall instruct the Exchange Agent to determine the number of whole and fractional Parent Common Shares allocable to each holder of record of Target Common Shares at the Effective Time, to aggregate all such fractional shares into whole shares, to sell whole shares obtained thereby in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests and to distribute to each such holder such holder’s ratable share of the total proceeds of such sale, after making appropriate deductions of the amount, if any, required for federal income tax withholding purposes and after deducting any applicable transfer taxes. All brokers’ fees and commissions incurred in connection with such sales shall be paid by Parent.

3.5    Closing.    The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at 12:00 noon, local time, on the business day (the “Closing Date”) on which all of the conditions set forth in Article VIII are satisfied or waived, at the offices of Akin Gump Strauss Hauer & Feld LLP, 1900 Pennzoil Place, South Tower, 711 Louisiana Street, Houston, Texas 77002 (prior to March 26, 2004) or 1111 Louisiana Street, 44th Floor, Houston, Texas 77002 (on or after March 26, 2004), or at such other date and time as Parent and Target shall agree.

3.6    Alternative Structure.    Notwithstanding anything contained herein to the contrary, Parent may, at its sole discretion, elect to restructure the Merger to provide for a merger of Merger Sub with and into Target. To exercise this option, Parent must send notice to Target on or before 5:00 p.m. Houston, Texas time on the business day immediately preceding the Closing Date. If Parent exercises this option, the following modifications shall automatically result to the specified provisions of this Agreement:

(a)    The following first recital shall become effective and the previous first recital shall no longer be effective:

“WHEREAS, the respective Boards of Directors of the Parent Parties and Target deem it advisable and in the best interests of their respective corporations and stockholders that Merger Sub merge with and into Target (the “Merger”) upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved the Agreement and the Merger;”

(b)    The following Section 1.1 shall become effective and the previous Section 1.1 shall no longer be effective:

“1.1    The Merger.    Upon the terms and subject to the conditions hereof, at the Effective Time Merger Sub shall merge with and into Target and the separate corporate existence of Merger Sub shall thereupon cease and Target shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) as a wholly-owned subsidiary of Parent. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the “DGCL”), including the Surviving Corporation’s succession to and assumption of all rights and obligations of Merger Sub and Target.”

(c)    The following Article II shall become effective and the previous Article II shall no longer be effective:

“ARTICLE II

THE SURVIVING CORPORATION

“2.1    Certificate of Incorporation.    The Certificate of Incorporation of Target in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the DGCL.

“2.2    Bylaws.    The bylaws of Target as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Surviving Corporation’s Certificate of Incorporation and bylaws and the DGCL.

“2.3    Directors and Officers.    At and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and bylaws and the DGCL.”

(d)    The following Section 3.1(c) shall become effective and the previous Section 3.1(c) shall no longer be effective.

“(c)     Under and in accordance with the terms set forth in the TECONS Documents, the rights to receive Target Common Shares upon the conversion of and under the terms of Target’s Debentures issued and outstanding immediately prior to the Effective Time, and the related right to receive Target Common Shares upon the conversion of and under the terms of the TECONS issued and outstanding immediately prior to the Effective Time (such conversion occurring by way of the exchange of such TECONS for Debentures and thereupon the conversion of such Debentures into Target Common Shares), shall each become the right to receive only Parent Common Shares (and not any Target Common Shares) and the conversion prior per Target Common Share of such securities shall be adjusted to a conversion price per Parent Common Share equal to the quotient of (x) the conversion price in effect immediately prior to the Effective Time (which shall be $59.375) divided by (y) the Exchange Ratio. At the Effective Time, Parent shall deposit in escrow with Target, with Target acting as Escrow Agent, Parent Common Shares in an amount sufficient to satisfy such rights, such Parent Common Shares to be delivered to the holders of the Debentures upon the conversion thereof or redelivered to Parent upon the redemption or other repayment of the Debentures.”

(e)    The following Section 3.1(d) shall become effective and the previous Section 3.1(d) shall no longer be effective:

“(d)     Each share of common stock of Merger Sub, par value $0.01 per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall from and after the Effective Time evidence ownership of the same number of shares of capital stock of the Surviving Corporation.”

(f)    The following subsections shall be inserted after Section 4.24(s):

“(t)    To the knowledge of Target, the aggregate fair market value, determined at the Effective Time, of the Parent Common Shares to be received in the Merger will not be less than eighty percent (80%) of the value, determined at the Effective Time, of Target Common Shares outstanding immediately before the Effective Time. For this purpose, it is assumed that the fair market value of the outstanding Target Common Shares will equal the fair market value of the aggregate Merger Consideration.

“(u)    Following the merger, Target will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Target to dissenters, amounts paid by Target to stockholders who receive cash or other property, Target assets used to pay its reorganization expenses, and all redemptions and distributions (excluding regular, normal dividends) made by Target immediately preceding the transfer, will be included in assets of Target held immediately prior to the Merger.

“(v)    There is no intercorporate indebtedness existing between Parent and Target, or between Merger Sub and Target, that was or will be issued, acquired, or settled at a discount in connection with the Merger.

“(w)     No stock or securities of Target, or to the knowledge of Target, no stock or securities of Parent, will be issued to any Target stockholder for services rendered to or for the benefit of Parent, Merger Sub, or Target in connection with the Merger.

(g)    The following Section 5.19 shall become effective and the previous Section 5.19 shall no longer be effective:

“5.19    Required Stockholder Vote.    The only vote of the holders of any class or series of Parent’s capital stock that shall be necessary to consummate the Transactions is the approval by a majority of the votes cast by the holders of the Parent Common Shares (provided that the total vote cast represents over 50% in interest of all securities entitled to vote on such proposal) of the issuance of Parent Common Shares to the holders of Target Common Shares as a result of the Transactions (the “Parent Stockholders’ Approval”).”

(h)    The following subsections shall be inserted after Section 5.24(x):

“(y)    To the knowledge of Parent, neither Parent nor Merger Sub (nor any Related Person as defined in Attachment A) has any plan or intention to redeem or otherwise reacquire, directly or indirectly, any Parent Common Shares to be issued in the Merger.

“(z)    To the knowledge of Parent, the aggregate fair market value, determined at the Effective Time, of the Parent Common Shares to be received in the Merger will not be less than eighty percent (80%) of the value, determined at the Effective Time, of the Target Common Shares outstanding immediately before the Effective Time. For this purpose, it is assumed that the fair market value of the outstanding Target Common Shares will equal the fair market value of the aggregate Merger Consideration.

“(aa)    Parent and Merger Sub will pay their respective expenses incurred in connection with or as part of the Merger or related transactions. Parent has not paid and will not pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of Target Common Shares in connection with or as part of the Merger or any related transactions. Parent has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Target Common Shares.

“(bb)    To the knowledge of Parent, any compensation paid to the holders of Target Common Shares who enter (or have entered) into employment, consulting or noncompetitive contracts, if any, with Parent, Merger Sub, or the Surviving Corporation (a) will be for services actually rendered or to be rendered, (b) will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services, and (c) will not represent consideration for the surrender of the Target Common Shares in the Merger.

“(cc)    Merger Sub is wholly and directly owned by Parent and has been newly formed solely to consummate the Merger. Merger Sub is not, nor at any time during the last three years has it been, an “interested stockholder” of Target as defined in Section 203 of the DGCL. Merger Sub does not own (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Target (other than as contemplated by this Agreement) Prior to the Effective Time, Merger Sub will have no assets other than cash to satisfy capital requirements under state law and has not conducted, and will not conduct, any business activities or other operations of any kind other than the issuance of its stock to Parent or as otherwise expressly required by the Merger Agreement.

“(dd)    At the Effective Time of the Merger, Merger Sub will not have or issue any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any stock in Merger Sub.

“(ee)    Following the Merger, Target will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. For purposes of this representation, amounts paid by Merger Sub to dissenters, amounts paid by Merger Sub to stockholders who receive cash or other property, Merger Sub and Merger Sub assets used to pay its reorganization expenses will be included in assets of Merger Sub held immediately prior to the Merger.

“(ff)    Parent has no plan or intention to liquidate the Surviving Corporation following the Merger; to merge the Surviving Corporation with another corporation; to sell or otherwise dispose of the stock of the Surviving Corporation; or to sell or otherwise dispose of any of the assets of the Surviving Corporation except for dispositions made in the ordinary course of business or transfers or successive transfers to one or more corporations controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor corporation.

“(gg)    Following the Merger, Parent will own one hundred percent (100%) of the Surviving Corporation’s stock Parent will own one hundred percent (100%) of the Surviving Corporation’s stock. Parent has no plan or intention to cause the Surviving Corporation to issue additional shares of its stock that would result in Parent owning stock possessing less than eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote or less than eighty percent (80%) of the total number of shares of all other classes of stock of the Surviving Corporation.

“(hh)    Merger Sub will have no liabilities assumed by Target, and will not transfer to Target any assets subject to liabilities, in the Merger.

“(ii)    Neither Parent nor Merger Sub is an investment company within the meaning of Sections 368(a)(2)(F) of the Code. An investment company is (1) a regulated investment company; (2) a real estate investment trust; or (3) a corporation (i) fifty percent (50%) or more of the value of whose total assets are stock and securities, and (ii) eighty percent (80%) or more of the value of whose total assets are held for investment. For this purpose, “total assets” shall not include cash and cash items (including receivables) and government securities.

“(jj)    Neither Parent nor the Surviving Corporation will take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Code Section 1313(a)(1)).

“(kk)    No stock or securities of Parent will be issued to any Target stockholder for services rendered to or for the benefit of Parent, Merger Sub, or the Target in connection with the Merger.

“(ll)    To the knowledge of Parent, no stock or securities of the Target will be issued to any Target stockholder for services rendered to or for the benefit of Parent, Merger Sub, or the Target in connection with the Merger.

“(mm)    No stock of Merger Sub will be issued in connection with the Merger.”

(i)    The following second sentence of Section 7.18(a) shall become effective and the previous second sentence of Section 7.18(a) shall no longer be effective.

“In addition, at or prior to the Effective Time, Target shall deliver to the Debentures trustee (i) the supplemental indenture executed by Target required by Section 1409 of the Base Indenture and Section 7.4 of the Supplemental Indenture, together with the Opinion of Counsel with respect thereto required by Section 903 of the Base Indenture; and (ii) the Officer’s Certificate and Opinion of Counsel required by Section 801(3) of the Base Indenture.”

(j)    The following second sentence of Section 7.22 shall become effective and the previous second and third sentences of Section 7.22 shall no longer be effective:

“In particular, at or prior to the Effective Time, Target shall deliver to the trustee for its 9 3/8% Senior Subordinated Notes due 2010 the Officers’ Certificate and Opinion of Counsel required by Section 8.1(g) of the related indenture.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TARGET

Target represents and warrants to the Parent Parties as follows:

4.1    Organization and Qualification

(a)    Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure letter delivered by Target to Parent contemporaneously with the execution hereof (the “Target Disclosure Schedule”), which include each jurisdiction in which the character of Target’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Target Material Adverse Effect (as defined below). Target has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Target has made available to Parent a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and Target’s certificate of incorporation and bylaws as made available are in full force and effect. Target is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

(b)    Section 4.1(b) of the Target Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Target and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Target’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 4.1(b) of the Target Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Target Material Adverse Effect. Each of Target’s Subsidiaries has the requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Target has made available to Parent a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Target’s Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as made available are in full force and effect. No Subsidiary of Target is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Target’s Subsidiaries, Target does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

(c)    For purposes of this Agreement, (i) a “Target Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of Target and its

Subsidiaries, taken as a whole; provided that in no event shall any of the following be deemed to constitute or be taken into account in determining a Target Material Adverse Effect: any event, circumstance, change or effect that results from (A) changes affecting the economy generally, (B) changes in the market price of oil or natural gas, (C) the public announcement or pending nature of the Transactions, (D) compliance with the terms of this Agreement, or (E) change in the price of the Target Common Shares or the Parent Common Shares; and (ii) “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

4.2    Capitalization.    (a) The authorized capital stock of Target consists of 50,000,000 Target Common Shares and 10,000,000 shares of preferred stock, par value $1.00 per share (“Target Preferred Shares”). As of the date hereof, (i) 20,289,790 Target Common Shares were issued and outstanding, (ii) no Target Preferred Shares were issued and outstanding, (iii) stock options to acquire 1,329,550 Target Common Shares were outstanding under all stock option plans and agreements of Target, (iv) 387,801 shares of Target Restricted Stock were outstanding, (v) $115,000,000 aggregate principal amount of the Debentures convertible into 1,936,830 Target Common Shares upon conversion of such Debentures (including upon conversion of the 2,300,000 issued and outstanding TECONS (by way of exchange of such TECONS for Debentures and the conversion of such Debentures into Target Common Shares)) were issued and outstanding, and (vi) 2,870,249 treasury shares were held by Target. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote with Target’s stockholders, whether together or as a separate class, on any matters on which Target’s stockholders may vote. All of the outstanding Target Common Shares and Target Preferred Shares are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above or in Section 4.2(a) of the Target Disclosure Schedule, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including “rights plans” or “poison pills”) obligating Target to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. There are no agreements, arrangements or other understandings to which Target is a party with respect to the right to vote any shares of capital stock of Target.

(b)    Except as set forth in Section 4.2(b) of the Target Disclosure Schedule, Target is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Target Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Target Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Target Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Target or any Target Subsidiary is or may be bound to issue additional shares of capital stock of any Target Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in

Section 4.2(b) of the Target Disclosure Schedule, all of such shares Target owns are validly issued, fully paid and nonassessable and are owned by it free and clear of all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, “Liens”).

4.3    Authority.    Target has full corporate power and authority to execute and deliver this Agreement and any ancillary agreements to which Target is or will be a party (the “Ancillary Agreements”) and, subject to obtaining the Target Stockholders’ Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Target is or will be a party and the consummation of the Transactions have been duly and validly authorized by Target’s Board of Directors, and no other corporate proceedings on the part of Target are necessary to authorize this Agreement and the Ancillary Agreements to which Target is or will be a party or to consummate the Transactions, other than the Target Stockholders’ Approval. This Agreement has been, and the Ancillary Agreements to which Target is or will be a party are, or upon execution will be, duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of Target enforceable against Target in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the “Enforceability Exception”).

4.4    Consents and Approvals; No Violation.    The execution and delivery of this Agreement, the consummation of the Transactions and the performance by Target of its obligations hereunder will not:

(a)    subject to receipt of the Target Stockholders’ Approval, conflict with any provision of Target’s certificate of incorporation or bylaws, as amended, of Target or the certificate of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

(b)    subject to obtaining the Target Stockholders’ Approval and the filing of the Certificate of Merger with the Secretary of State of Delaware, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), state laws relating to takeovers, if applicable, state securities or blue sky laws, except as set forth in Section 4.4(b) of the Target Disclosure Schedule and except for approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby (“Customary Post-Closing Consents”) or (ii) except as set forth in Section 4.4(b) of the Target Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Target Material Adverse Effect, (ii) materially impair the ability of Target or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(c)    except as set forth in Section 4.4(c) of the Target Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Target, or any of its Subsidiaries, is a party or by which Target or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Target Material Adverse Effect, (ii) materially impair the ability of Target or any of its Subsidiaries to perform their obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(d)    except as set forth in Section 4.4(d) of the Target Disclosure Schedule, violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Target or any of its Subsidiaries;

(e)    except as set forth in Section 4.4(e) of the Target Disclosure Schedule, result in the creation of any Liens upon any shares of capital stock or material properties or assets of Target or any of its Subsidiaries under any agreement or instrument to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or any of their properties or assets is bound; or

(f)    except as set forth in Section 4.4(f) of the Target Disclosure Schedule, result in any holder of any securities of Target being entitled to appraisal, dissenters’ or similar rights.

4.5    Target SEC Reports.

(a)    Except as set forth in Section 4.5(a) of the Target Disclosure Schedule, Target has filed with the Securities and Exchange Commission (the “SEC”), and has heretofore made available to Parent true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it with the SEC since January 1, 2000 under the Securities Act or the Exchange Act (collectively, the “Target SEC Reports”). As of the respective dates the Target SEC Reports were filed or, if any Target SEC Reports were amended, as of the date such amendment was filed, each Target SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Target SEC Report has occurred that would require Target to file a Current Report on Form 8-K other than the execution of this Agreement.

(b)    The chief executive officer and chief financial officer of Target have made all certifications (without qualification or exceptions to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; neither Target nor its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. Target maintains “disclosure controls and procedures” (as defined in Rule 13a-14(c) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning Target and its subsidiaries is made known on a timely basis to the individuals responsible for preparing Target’s SEC filings and other public disclosure and Target is otherwise in substantial compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards of The New York Stock Exchange and has taken all steps necessary to ensure Target will be in compliance with such provision of the Sarbanes-Oxley Act and New York Stock Exchange when such provisions become effective in the future.

4.6    Financial Statements.    Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Target (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 2000, 2001 and 2002 and its Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, June 30 and September 30, 2003 have been prepared from, and are in accordance with, the books and records of Target and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Target and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Target and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

4.7    Absence of Undisclosed Liabilities; Liabilities as of Year End.    Except (a) as set forth in Section 4.7 of the Target Disclosure Schedule (b) as specifically disclosed in the Target SEC Reports filed and publicly available prior to the date hereof and (c) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2002, neither Target nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Target Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Target and its Subsidiaries or the notes thereto which are not reflected. As of December 31, 2003, Target’s long term debt was $254.2 million.

4.8    Absence of Certain Changes.    Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof, as set forth in Section 4.8 of the Target Disclosure Schedule or as contemplated by this Agreement, since December 31, 2002 (a) Target and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Target Material Adverse Effect, (c) except with respect to TECONS in accordance with the terms of the TECONS Documents, there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Target, or any repurchase, redemption or other acquisition by Target or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Target or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Target or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Target or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary’s accounting policies and practices to those of Target.

4.9    Taxes.    Except as otherwise disclosed in Section 4.9 of the Target Disclosure Schedule and for matters that would not have a Target Material Adverse Effect:

(a)    Target and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of Target or any other information required to be shown thereon. In particular, the foregoing tax returns are not subject to penalties under Section 6662 of the Code, relating to accuracy related penalties (or any corresponding provision of the state, local or foregoing Tax law) or any predecessor provision of law. An extension of time within which to file a Tax Return that has not been filed has not been requested or granted.

(b)    Target and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date. Target and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)    No Audit (as defined below) by a Tax Authority (as defined below) is pending or to the knowledge of Target, threatened, with respect to any Tax Returns filed by, or Taxes due from, Target or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Target or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been, proposed, asserted, assessed or to the knowledge of Target, threatened, against Target or any of its Subsidiaries.

There are no liens for Taxes upon the assets of Target or any of its Subsidiaries, except liens for current Taxes not yet delinquent. For purposes of this Agreement, phrases such as “knowledge of Target” and similar terms mean the current knowledge, after due inquiry, of any Vice President or the President or Chairman of Target.

(d)    Neither Target nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

(e)    Prior to the date hereof, Target and its Subsidiaries have disclosed and provided or made available true and complete copies to Parent of, all material Tax sharing, Tax indemnity, or similar agreements to which Target or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

(f)    In this Agreement, (i) “Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) “Taxes” means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) “Tax Returns” means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

(g)    Except for the group of which Target is currently a member, Target has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(h)    Target has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

(i)    Each of Target and its Subsidiaries has timely complied with all of its obligations and covenants pursuant to, and has not violated or otherwise breached any provision of, or incurred any obligation to indemnify any Person with respect to (i) the Tax Agreement, (ii) a Closing Agreement, (iii) the Inter-Purchaser Agreement, and (iv) the Amoco Purchase Agreement.

For purposes of this Agreement, (i) “Tax Agreement” means the Tax Agreement dated as of February 23, 1995, by and between Amoco Production Company, Amoco Corporation, Walter International, Inc., Walter Congo Holdings Company, Nuevo Energy Company, The Congo Holding Company and Walter International Congo, Inc.; (ii) “Closing Agreement” means an agreement described in Treasury Regulation § 1.1503-2(g)(2)(iv)(B)(2); (iii) “Inter-Purchaser Agreement” means the Inter-Purchaser Agreement dated as of December 28,1994, by and among Walter International, Inc., Walter Congo Holdings, Inc., Walter International Congo, Inc., Nuevo Energy Company, The Congo Holding Company, and The Nuevo Congo Company; (iv) “Amoco Purchase Agreement” means the Stock Purchase Agreement, dated as of June 30, 1994, by and between Amoco Production Company, and Walter

International, Inc. and Nuevo Energy Company, and Walter International Congo, Inc., Walter Congo Holdings, Inc., The Nuevo Congo Company and The Congo Holdings Company; (v) “DCL Regulations” means Treasury Regulation § 1.1503-2A, Treasury Regulation § 1.1503-2, or any successor regulation as is in effect from time to time; (vi) “Triggering Event” means any one or more of the events specified in Treasury Regulation § 1.1503-2(g)(iii)(A) or Treasury Regulation § 1.1503-2A(d)(4), the occurrence of which would require the recapture of DCLs, plus applicable interest, into income as provided in the DCL Regulations; and (vii) “DCL” means dual consolidated losses of the companies, if any, as defined in Section 1503(d) of the Code and the DCL Regulations.

(j)    Target and each of its Subsidiaries has timely made all certifications or other filings it was required to make pursuant to the DCL Regulations.

(k)    None of the Target or any of its Subsidiaries has a liability for Taxes of any Person (other than Target and its Subsidiaries) under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(l)    Provided that Parent and Target satisfy the requirements of Treasury Regulation Section 1.1503.2(g)(2)(iv)(B)(2), consummation of the Merger will not result in any liability related to the recapture of any dual consolidated losses under Section 1503 of the Code or any regulations promulgated thereunder either directly or as the result of any obligation to indemnify another taxpayer.

(m)    Neither Target nor any of its subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.

4.10    Litigation.    Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or Section 4.10 of the Target Disclosure Schedule and for matters that would not have a Target Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Target’s knowledge, threatened against or directly affecting Target, any Subsidiaries of Target or any of the directors or officers of Target or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Target Material Adverse Effect, if adversely determined. Except as disclosed on the Target SEC Reports filed and publicly available prior to the date hereof or Section 4.10 of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries, nor any officer, director or employee of Target or any of its Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Target or such Subsidiary nor, to the knowledge of Target, is Target, any Subsidiary or any officer, director or employee of Target or any of its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or Section 4.10 of the Target Disclosure Schedule, there is no order, judgment or decree of any court or other tribunal or other agency extant enjoining or requiring Target or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

4.11    Employee Benefit Plans; ERISA.

(a)    Section 4.11(a)(1) of the Target Disclosure Schedule contains a true and complete list of the individual or group employee benefit plans or arrangements of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), sponsored, maintained or contributed to by Target or any trade or business, whether or not incorporated, which together with Target would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Target ERISA Affiliate”) within six years prior to the Effective Time (“Target Benefit Plans”), and Section 4.11(a)(2) of the Target Disclosure Schedule lists each individual employment, severance or similar agreement with respect to which Target or any Target ERISA Affiliate has any current or future obligation or liability other than the Target Severance Policy (as defined below) (“Target Employee Agreement”).

(b)    Except as set forth in Section 4.11(b) of the Target Disclosure Schedule, with respect to each Target Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Target, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Target Material Adverse Effect; (iii) neither Target nor any Target ERISA Affiliate has engaged in, and Target and each Target ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Target or any Target ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Target Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Target or any Target ERISA Affiliate, threatened; (v) neither Target nor any Target ERISA Affiliate has engaged in, and Target and each Target ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Target Material Adverse Effect; (vi) there have been no “reportable events” within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Target Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Target or a Target ERISA Affiliate.

(c)    No Target Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code). No event has occurred with respect to Target or a Target ERISA Affiliate in connection with which Target could be subject to any liability, lien or encumbrance with respect to any Target Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Target ERISA Affiliate under ERISA or the Code, except for regular contributions and benefit payments in the ordinary course of plan business.

(d)    Except as set forth in Section 4.11(d) of the Target Disclosure Schedule, no present or former employees of Target or any of its Subsidiaries are covered by any Target Employee Agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code) or any similar benefits, and the consummation of the Transactions shall not cause any payments or benefits to any employee to be either subject to an excise tax or non-deductible to Target under Sections 4999 and 280G of the Code, respectively.

(e)    Attached as Section 4.11(e) of the Target Disclosure Schedule is a current list of Target’s employees (the “Target Employees”), a copy of Target’s severance policy (the “Target Severance Policy”), a severance package table (the “Severance Package Table”) which lists the maximum amount of all cash amounts as of June 30, 2004 that may be paid to Target Employees, and a list of Target Employees with written employment agreements, written letter agreements, agreements covered by resolution of the Target Board of Directors addressing specific employees, or other agreements set forth in Section 4.11(a)(2) of the Target Disclosure Schedule.

4.12    Environmental Liability.    Except as set forth in Section 4.12 of the Target Disclosure Schedule or as could not reasonably be expected to result in liabilities that have a Target Material Adverse Effect:

(a)    The businesses of Target and its Subsidiaries have been and are operated in material compliance with all applicable federal, state and local statutes, ordinances, restrictions, licenses, rules, orders, regulations, permit conditions, injunctive obligations, standards, and legal requirements relating to the protection of the environment and human health, including the common law and the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect (together, “Environmental Laws”).

(b)    Neither Target nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law (together, “Hazardous Substances”), except in material compliance with all Environmental Laws, and, to Target’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Target for any of its Subsidiaries except in material compliance with all Environmental Laws.

(c)    Neither Target nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Target, any other communication alleging or concerning any material violation by Target or any of its Subsidiaries of, or responsibility or liability of Target or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Target, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Target or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Target have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d)    Target and its Subsidiaries have obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation of the businesses of Target and its Subsidiaries as currently conducted; there are no pending or, to the knowledge of Target, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Target does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

(e)    Without in any way limiting the generality of the foregoing, (i) to Target’s knowledge, all offsite locations where Target or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no polychlorinated biphenyls (“PCBs”), PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Target or any of its Subsidiaries except in material compliance with Environmental Laws.

(f)    No claims have been asserted or, to Target’s knowledge, threatened to be asserted against Target or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by Target or its Subsidiaries.

4.1     Compliance with Applicable Laws.

(a)    Target and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Target nor any of its Subsidiaries have received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations that either individually or in the aggregate have not resulted and would not result in a Target Material Adverse Effect; provided, however, no representation or warranty in this Section 4.13 is made with respect to Environmental Laws, which are covered exclusively in Section 4.12.

(b)    Neither Target, any Subsidiary of Target, nor, to the knowledge of Target, any director, officer, agent, employee or other person acting on behalf of Target or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

4.14    Insurance.    Section 4.14 of the Target Disclosure Schedule lists each insurance policy of Target and its Subsidiaries currently in effect. Target has made available to Parent a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Target, any of its Subsidiaries or, to Target’s knowledge, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Target does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Target Material Adverse Effect. Section 4.14 of the Target Disclosure Schedule describes any self-insurance arrangements affecting Target or its Subsidiaries. To Target’s knowledge, the insurance policies listed in Section 4.14 of the Target Disclosure Schedule include all policies which are required in connection with the operation of the businesses of Target and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Target and its Subsidiaries.

4.15    Labor Matters; Employees.

(a)    Except as set forth in Section 4.15 of the Target Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Target, threatened against or affecting Target or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Target or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Target or any of its Subsidiaries, (iii) none of the employees of Target or any of its Subsidiaries are represented by any labor organization and none of Target or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Target or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Target and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against Target or any of its Subsidiaries pending or, to the knowledge of Target, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Target or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Target or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

(b)    Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), none of Target or any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Target or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Target or any of its Subsidiaries, nor has Target or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Target Material Adverse Effect.

4.16    Reserve Reports.

(a)    All information (including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Target or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Target or its Subsidiaries) supplied to Ryder Scott Company, L.P. by or on behalf of Target and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of Target in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Target and its Subsidiaries as of December 31, 2003 and prepared by such engineering firm (the “Target Reserve Report”) was (at the time supplied or as modified or amended prior to the issuance of the Target Reserve Report) true and correct in all material respects and Target has no knowledge of any material errors in such information that existed at the time of such issuance. For this Agreement “Oil and Gas Interests” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes generally affecting the oil and gas industry (including changes in commodity prices), there has been no change in respect of the matters addressed in the Target Reserve Report that would have a Target Material Adverse Effect.

(b)    Set forth in Section 4.16(b) of the Target Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Target Reserve Report that have been disposed of prior to the date hereof.

4.17    Permits.    Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Target and its Subsidiaries will hold all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities (“Permits”) required or necessary to construct, own, operate, use and/or maintain their respective properties and conduct their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Target Material Adverse Effect; provided, however, that no representation or warranty in this Section 4.17 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 4.12.

4.18    Material Contracts.

(a)    Set forth in Section 4.18(a) of the Target Disclosure Schedule or the Target SEC Reports filed and publicly available prior to the date hereof is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Target or any of its Subsidiaries is subject that is currently in effect and is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by Target (collectively, the “Target Material Contracts”).

(b)    Except as set forth in Section 4.18(a) or 4.18(b) of the Target Disclosure Schedule or the Target SEC Reports filed and publicly available prior to the date hereof, the Oil and Gas Interests of Target and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $1,000,000. In addition, (A) all Target Material Contracts are the valid and legally binding obligations of Target and, to the knowledge of Target, each of the other parties thereto and are enforceable in accordance with their respective terms; (B) Target is not in material breach or default with respect to, and to the knowledge of Target, no other party to any Target Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Target Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) except as set forth in the Target SEC Reports filed and publicly available prior to the date hereof no Target Material Contract contains any provision that prevents Target or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Target and its Subsidiaries in accordance with historical practices.

(c)    As of the date hereof, except as set forth in Section 4.18(c) of the Target Disclosure Schedule, with respect to authorizations for expenditure executed after December 31, 2002, (i) there are no outstanding calls for payments in excess of $1,000,000 that are due or that Target or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Target or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(d)    Except as set forth in Section 4.18(d) of the Target Disclosure Schedule, (i) there are no provisions applicable to the Oil and Gas Interests of Target and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of Target and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

(e)    True and complete copies of the TECONS Documents have been made available to Parent. The TECONS Documents are in full force and effect and, upon consummation of the Merger, provide for the TECONS and the Debentures becoming at the Effective Time convertible solely into Parent Common Shares in the amounts and as otherwise specified in Section 3.1(c).

4.19    Required Stockholder Vote.    The only vote of the holders of any class or series of Target’s capital stock that shall be necessary to consummate the Transactions is the adoption of this Agreement by the holders of a majority of the votes entitled to be cast by holders of Target Common Shares (the “Target Stockholders’ Approval”).

4.20    Proxy/Prospectus; Registration Statement.    None of the information to be supplied by Target for inclusion in (a) the joint proxy statement relating to the Target Meeting and the Parent Meeting (in each case, as defined below) (also constituting the prospectus in respect of Parent Common Shares into which Target Common Shares will be converted) (the “Proxy/Prospectus”), to be filed by Target and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time the Proxy/Prospectus or any amendment or supplement thereto is first mailed to the Target stockholders, at the time of the Target Meeting and the Parent Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.21    Intellectual Property.    Target or its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights,

service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs (“Intellectual Property”) currently used in the conduct of the business of Target and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Target Material Adverse Effect. No Person has notified either Target or any of its Subsidiaries in writing and Target does not have any knowledge that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Target and its Subsidiaries that could have a Target Material Adverse Effect, and, to Target’s knowledge, no Person is infringing on any right of Target or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Target’s knowledge, threatened that Target or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

4.22    Hedging.    Section 4.22 of the Target Disclosure Schedule sets forth for the periods shown obligations of Target and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Target or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 4.22 of the Target Disclosure Schedule, as of the date hereof, neither Target nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

4.23    Brokers.    No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated and Randall & Dewey, Inc., the fees and expenses of which will be paid by Target) is entitled to any brokerage, finder’s fee or other fee or commission payable by Target or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Target or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Morgan Stanley & Co. Incorporated and Randall & Dewey, Inc. (the “Target Engagement Letters”) have been provided to Parent.

4.24    Tax-Free Reorganization.    Neither Target nor, to the knowledge of Target, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

(a)    The Merger will be carried out strictly in accordance with this Agreement and the Ancillary Agreements, and there are no other written or oral agreements relating to the Merger other than those expressly referred to in this Agreement.

(b)    The fair market value of Parent Common Shares and cash received by each holder of Target Common Shares in connection with the Merger will be approximately equal to the fair market value of the shares of Target Common Shares surrendered in the exchange.

(c)    To the knowledge of Target, neither Parent nor Merger Sub nor any Related Person (defined below) has any plan or intention to redeem or otherwise reacquire, directly or indirectly, any Parent Common Shares to be issued in the Merger.

(d)    To the knowledge of Target, the aggregate fair market value, determined at the Effective Time, of the Parent Common Shares to be received in the Merger will not be less than fifty percent (50%) of the value, determined at the Effective Time, of Target Common Shares outstanding immediately before the Effective Time. For this purpose, it is assumed that the fair market value of the outstanding Target Common Shares will equal the fair market value of the aggregate Merger Consideration.

(e)    Prior to the Effective Time and in connection with or anticipation of the Merger, (i) none of the Target Common Shares will be redeemed, and (ii) no extraordinary distribution will be made with respect to Target Common Shares.

(f)    The only capital stock of Target issued and outstanding are Target Common Shares.

(g)    To Target’s knowledge, Target and Target stockholders will each pay their respective expenses, if any, incurred in connection with the Merger.

(h)    To the knowledge of Target, any compensation paid to the Target stockholders who enter (or have entered) into employment, consulting or noncompetitive contracts, if any, with Parent, Merger Sub, or the Surviving Corporation (a) will be for services actually rendered or to be rendered, (b) will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services, and (c) will not represent consideration for the surrender of the Target Common Shares in the Merger.

(i)    No debt of Target is guaranteed by any Target stockholder.

(j)    Target owns no stock of Parent.

(k)    No assets of Target have been sold, transferred or otherwise disposed of which would prevent Parent from continuing the historic business of Target or from using a significant portion of Target’s historic business assets in a business following the Merger.

(l)    On the Closing Date, the fair market value of the assets of Target will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

(m)    Target is not an investment company as defined in Section 368(a)(2)(F) of the Code. An investment company is (a) a regulated investment company; (b) a real estate investment trust; or (c) a corporation (i) fifty percent (50%) or more of the value of whose total assets are stock and securities, and (ii) eighty percent (80%) or more of the value of whose total assets are held for investment. For this purpose, “total assets” shall not include cash and cash items (including receivables) and government securities.

(n)    Target is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(o)    There is no intercorporate indebtedness existing between Parent and Target that was or will be issued, acquired, or settled at a discount in connection with the Merger.

(p)    Target has substantial non-tax business purposes and reasons for the Merger, and the terms of the Merger are the product of arm’s length negotiations.

(q)    Target will not take, and Target is not aware of any plan or intention of any of the Target stockholders to take, any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Code Section 1313(a)(1)).

(r)    No stock or securities of Target, or to the knowledge of Target, no stock or securities of Parent, will be issued to any Target stockholder for services rendered to or for the benefit of Parent or Target in connection with the Merger.

(s)    No stock or securities of Parent or of Target will be issued to any Target stockholder for any indebtedness owed to any Target stockholder in connection with the Merger.

(t)    No assets were transferred to Target, nor did Target assume any liabilities, in anticipation of the Merger.

(u)    The liabilities of Target assumed by Parent and the liabilities to which the transferred assets of Target are subject were incurred by Target in the ordinary course of business.

For purposes of this section and Section 5.24, a “Related Person” with respect to either Parent or Merger Sub means

(i)    a corporation that, immediately before or immediately after a purchase, exchange, redemption, or other acquisition of Parent Common Shares, is a member of an Affiliated Group (as defined herein) of which Parent (or any successor corporation) is a member, or

(ii)     a corporation in which Parent (or any successor corporation), owns, or which owns with respect to Parent (or any successor corporation), directly or indirectly, immediately before or immediately after such purchase, exchange, redemption, or other acquisition, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock, taking into account for purposes of this clause (ii) any stock owned by 5% or greater stockholders of Parent (or any successor) or such corporation, a proportionate share of the stock owned by entities in which Parent (or any successor) or such corporation owns an interest, and any stock which may be acquired pursuant to the exercise of options.

For purposes of this section and Section 5.24, “Affiliated Group” means one or more chains of corporations connected through stock ownership with a common parent corporation, but only if

(x)    the common parent owns directly stock that possesses at least 80% of the total voting power, and has a value at least equal to 80% of the total value, of the stock in at least one of the other corporations, and

(y)    stock possessing at least 80% of the total voting power, and having a value at least equal to 80% of the total value, of the stock in each corporation (except the common parent) is owned directly by one or more of the other corporations.

For purposes of the preceding sentence, “stock” does not include any stock that (a) is not entitled to vote, (b) is limited and preferred as to dividends and does not participate in corporate growth to any significant extent, (c) has redemption and liquidation rights that do not exceed the issue price of such stock (except for a reasonable redemption or liquidation premium), and (d) is not convertible into another class of stock.

4.25    Fairness Opinion.    Target’s Board of Directors has received a written opinion from Morgan Stanley & Co. Incorporated to the effect that, as of the date of such opinion, the Common Conversion Consideration is fair, from a financial point of view, to the holders of the Target Common Shares. True and complete copies of such opinion have been given to Parent for informational purposes only, and Morgan Stanley & Co. Incorporated has agreed to the inclusion of such written opinion in the Proxy/Prospectus for the Target Meeting.

4.26    Takeover Laws and Rights Plans.

(a)    No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to Target is applicable to the Merger or the other transactions contemplated hereby. The action of the Board of Directors of Target in approving this Agreement (and the Transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the Transactions provided for herein) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

(b)    Target has amended its Rights Agreement dated March 5, 1997, as amended by the Amendment to Rights Agreement dated January 10, 1999 (collectively, the “Target Rights Agreement”) to ensure that (a) a “Distribution Date” and a “Stock Acquisition Date” (in each case as defined in the Target Rights Agreement) will not occur, and none of Parent, Merger Sub or any of their “Affiliates” or “Associates” will be deemed to be an “Acquiring Person” (in each case as defined in the Target Rights Agreement), by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; and (b) the Rights will expire immediately prior to the Effective Time.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to Target as follows:

5.1    Organization and Qualification.

(a)    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the disclosure letter delivered by Parent to Target contemporaneously with the execution hereof (the “Parent Disclosure Schedule”), which include each jurisdiction in which the character of Parent’s or Merger Sub’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect (as defined below). Each Parent Party has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Each Parent Party has made available to Target a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and Parent’s and Merger Sub’s certificate of incorporation and bylaws as made available are in full force and effect. Neither Parent nor Merger Sub is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws. Merger Sub is a direct, wholly owned subsidiary of Parent formed solely for the purpose of effecting the Merger and has conducted no activity and has incurred no liability or obligation other than as contemplated by this Agreement.

(b)    Section 5.1(b) of the Parent Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Parent (other than Merger Sub) and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Parent’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 5.1(b) of the Parent Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect. Each of Parent’s Subsidiaries has the requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Parent has made available to Target a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Parent’s Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as made available are in full force and effect. No Subsidiary of Parent is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Parent’s Subsidiaries, Parent does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

(c)    For purposes of this Agreement, a “Parent Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of Parent and its Subsidiaries, taken as a whole; provided that, in no event shall any of the following be deemed to constitute or be taken into account in determining a Parent Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) changes in the market price of oil or natural gas, (iii) the public announcement or pending nature of the Transactions, (iv) compliance with the terms of this Agreement, or (v) change in the price of the Target Common Shares or the Parent Common Shares.

5.2    Capitalization.

(a)    The authorized capital stock of Parent consists of 100,000,000 Parent Common Shares, and 5,000,000 shares of preferred stock of Parent, par value $.01 per share. As of the date hereof, Parent has (i) 40,316,849 Parent Common Shares issued and outstanding, (ii) 17,192 Parent Common Shares in treasury, (iii) no shares of preferred stock outstanding (iv) no outstanding stock options to acquire Parent Common Shares under any stock option plans or agreements of Parent, and (v) no more than 3,911,691 stock appreciation rights of Parent. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote with Parent’s stockholders, whether together or as a separate class, on any matters on which Parent’s stockholders may vote. All the outstanding Parent Common Shares are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including “rights plans” or “poison pills”) obligating Parent to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. There are no agreements, arrangements or other understandings to which Parent is a party with respect to the right to vote any shares of capital stock of Parent.

(b)    Except as set forth in Section 5.2(b) of the Parent Disclosure Schedule, Parent is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Parent Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Parent Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Parent Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Parent or any Parent Subsidiary is or may be bound to issue additional shares of capital stock of any Parent Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in Section 5.2(b) of the Parent Disclosure Schedule, all of such shares Parent owns are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

5.3    Authority.    Each of Parent and, solely with respect to this Agreement, Merger Sub, has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to obtaining the Parent Stockholders’ Approval to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the Transactions have been duly and validly authorized by each Parent Party’s Board of Directors, and no other corporate proceedings on the part of either Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which any of them are or will be a party or to consummate the Transactions, other than the Parent Stockholders’ Approval and approval of the sole stockholder of Merger Sub. This Agreement has been, and the Ancillary Agreements to which Parent or Merger Sub is or will be a party are, or upon execution will be, duly and validly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution will constitute, valid and binding obligations of each Parent Party enforceable against such Persons in accordance with their respective terms, except for the Enforceability Exception.

5.4    Consents and Approvals; No Violation.    The execution and delivery of this Agreement, the consummation of the Transactions and the performance by each Parent Party of its obligations hereunder will not:

(a)    subject to receipt of the Parent Stockholders’ Approval, conflict with any provision of the certificate of incorporation or bylaws, as amended, of Parent or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

(b)    subject to obtaining the Parent Stockholders’ Approval and the filing of the Certificate of Merger with the Secretary of State of Delaware, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the HSR Act, the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, and Customary Post-Closing Consents or (ii) except as set forth in Section 5.4(b) of the Parent Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Parent Material Adverse Effect, (ii) materially impair the ability of Parent or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(c)    except as set forth in Section 5.4(c) of the Parent Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Parent Material Adverse Effect, (ii) materially impair the ability of Parent or any of its

Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(d)    violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries;

(e)    result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Parent or its Subsidiaries (other than Target and its Subsidiaries after the Effective Time) under any agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their properties or assets is bound; or

(f)    result in any holder of any securities of Parent being entitled to appraisal, dissenters’ or similar rights.

5.5    Parent SEC Reports.

(a)    Parent has filed with the SEC, and has heretofore made available to Target true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it with the SEC since November 8, 2002 under the Securities Act or the Exchange Act (collectively, the “Parent SEC Reports”). As of the respective dates the Parent SEC Reports were filed or, if any such Parent SEC Reports were amended, as of the date such amendment was filed, each Parent SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Parent SEC Report has occurred that would require Parent to file a Current Report on Form 8-K other than the execution of this Agreement.

(b)    The chief executive officer and chief financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; neither Parent nor its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. Parent maintains “disclosure controls and procedures” (as defined in Rule 13a-14(c) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning Parent and its subsidiaries is made known on a timely basis to the individuals responsible for preparing Parent’s SEC filings and other public disclosure and Parent is otherwise in substantial compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards of The New York Stock Exchange and has taken all steps necessary to ensure Parent will be in compliance with such provision of the Sarbanes-Oxley Act and New York Stock Exchange when such provisions become effective in the future.

5.6    Parent Financial Statements.    Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included (or incorporated by reference) in its Report on Form 10 made effective on December 6, 2002 have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

5.7    Absence of Undisclosed Liabilities.    As of the date hereof, except (a) as specifically disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2002, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Parent Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries or the notes thereto which are not reflected.

5.8    Absence of Certain Changes.    Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof, as set forth in Section 5.8 of the Parent Disclosure Schedule or as contemplated by this Agreement, since December 31, 2002 (a) Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Parent Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Parent or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary’s accounting policies and practices to those of Parent.

5.9    Taxes.    Except as otherwise disclosed in Section 5.9 of the Parent Disclosure Schedule and for matters that would not have a Parent Material Adverse Effect:

(a)    Parent and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of Parent or any other information required to be shown thereon. In particular, the foregoing tax returns are not subject to penalties under Section 6662 of the Code, relating to accuracy related penalties (or any corresponding provision of the state, local or foregoing Tax law) or any predecessor provision of law. An extension of time within which to file a Tax Return that has not been filed has not been requested or granted.

(b)    Parent and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date. Parent and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)    No Audit by a Tax Authority is pending or, to the knowledge of Parent, threatened with respect to any Tax Returns filed by, or Taxes due from, Parent or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Parent or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been proposed, asserted, assessed, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries. There are no liens for Taxes upon the assets of Parent or any of its Subsidiaries, except liens for current Taxes not yet delinquent. For purposes of this Agreement, phrases such as “knowledge of Parent” and similar terms mean the current knowledge, after due inquiry, of any Vice President or the President or Chairman of Parent.

(d)    Neither Parent nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

(e)    Prior to the date hereof, Parent and its Subsidiaries have disclosed, and provided or made available true and complete copies to Target of, all material Tax sharing, Tax indemnity, or similar agreements to which Parent or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

(f)    Except as set forth in Section 5.9(h) of the Parent Disclosure Schedule, and except for the group of which Parent is currently a member and any group affiliated with

Plains Resources Inc., Parent has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(g)    Parent has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

(h)    None of the Parent or any of its Subsidiaries has a liability for Taxes of any Person under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i)    None of the Parent or any of its Subsidiaries has a liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by control or otherwise.

(j)    Neither Parent nor any of its subsidiaries has distributed stock of another person, or has had its stock distributed by another Person, in a transaction that also purported or intended to be governed in whole or in part by Code Sections 355 and 1611. Any transaction described in Section 5.9 of the Parent Disclosure Schedule that were purported or intended to be governed by Code Section 355 and 361 will not result in the recognition of a gain by the Parent as a result of the Merger.

5.10    Litigation.    Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof or Section 5.10 of the Parent Disclosure Schedule and for matters that would not have a Parent Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Parent’s knowledge, threatened against or directly affecting Parent, any Subsidiaries of Parent or any of the directors or officers of Parent or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Parent Material Adverse Effect, if adversely determined. Neither Parent nor any of its Subsidiaries, nor any officer, director or employee of Parent or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Parent or such Subsidiary, nor, to the knowledge of Parent, is Parent, any Subsidiary or any officer, director or employee of Parent or any of its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof or Section 5.10 of the Parent Disclosure Schedule, there is no order, judgment or decree of any court or other tribunal or other agency extant enjoining or requiring Parent or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 5.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

5.11    Employee Benefit Plans; ERISA.

(a)    Section 5.11(a)(1) of the Parent Disclosure Schedule contains a true and complete list of the individual or group employee benefit plans or arrangements of any type

(including plans described in Section 3(3) of ERISA), sponsored, maintained or contributed to by Parent or any trade or business, whether or not incorporated, which together with Parent would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Parent ERISA Affiliate”) within six years prior to the Effective Time (“Parent Benefit Plans”), and Schedule 5.11(a)(2) of the Parent Disclosure Schedule lists each individual employment, severance or similar agreement with respect to which Parent or any Parent ERISA Affiliate has any current or future obligation or liability.

(b)    With respect to each Parent Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Parent, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Parent Material Adverse Effect; (iii) neither Parent nor any Parent ERISA Affiliate has engaged in, and Parent and each Parent ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Parent or any Parent ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Parent Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Parent or any Parent ERISA Affiliate, threatened; (v) neither Parent nor any Parent ERISA Affiliate has engaged in, and Parent and each Parent ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Parent Material Adverse Effect; (vi) there have been no “reportable events” within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Parent Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Parent or a Parent ERISA Affiliate.

(c)    No Parent Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code). No event has occurred with respect to Parent or a Parent ERISA Affiliate in connection with which Parent could be subject to any liability, lien or encumbrance with respect to any Parent Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Parent ERISA Affiliate under ERISA or the Code, except for regular contributions and benefit payments in the ordinary course of plan business.

(d)    Except as set forth in Section 5.11(d) of the Parent Disclosure Schedule, no present or former employees of Parent or any of its Subsidiaries are covered by any employee agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code) or any similar benefits, and the consummation of the Transactions shall not cause any payments or benefits to any employee to be either subject to an excise tax or non-deductible to Parent under Sections 4999 and 280G of the Code, respectively.

5.12    Environmental Liability.    Except as set forth in Section 5.12 of the Parent Disclosure Schedule or as could not reasonably be expected to result in liabilities that have a Parent Material Adverse Effect:

(a)    The businesses of Parent and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

(b)    Neither Parent nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances, except in material compliance with all Environmental Laws, and, to Parent’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Parent for any of its Subsidiaries except in material compliance with all Environmental Laws.

(c)    Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Parent, any other communication alleging or concerning any material violation by Parent or any of its Subsidiaries of, or responsibility or liability of Parent or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Parent, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Parent or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Parent have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d)    Parent and its Subsidiaries have obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation of the businesses of Parent and its Subsidiaries as currently conducted; there are no pending or, to the knowledge of Parent, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Parent does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

(e)    Without in any way limiting the generality of the foregoing, (i) to Parent’s knowledge, all offsite locations where Parent or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no PCBs, PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Parent or any of its Subsidiaries except in material compliance with Environmental Laws.

(f)    No claims have been asserted or, to Parent’s knowledge, threatened to be asserted against Parent or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by Parent or its Subsidiaries.

5.13    Compliance with Applicable Laws.

(a)    Parent and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Parent nor any of its Subsidiaries have received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations that either individually or in the aggregate have not resulted and would not result in a Parent Material Adverse Effect; provided, however, no representation or warranty in this Section 5.13 is made with respect to Environmental Laws, which are covered exclusively in Section 5.12.

(b)    Neither Parent, any Subsidiary of Parent, nor, to the knowledge of Parent, any director, officer, agent, employee or other person acting on behalf of Parent or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

5.14    Insurance.    Section 5.14 of the Parent Disclosure Schedule lists each insurance policy of Parent and its Subsidiaries currently in effect. Parent has made available to Target a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Parent, any of its Subsidiaries or, to Parent’s knowledge, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Parent does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Parent Material Adverse Effect. Section 5.14 of the Parent Disclosure Schedule describes any self-insurance arrangements affecting Parent or its Subsidiaries. To Parent’s knowledge, the insurance policies listed in Section 5.14 of the Parent Disclosure Schedule include all policies which are required in connection with the operation of the businesses of Parent and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Parent and its Subsidiaries.

5.15    Labor Matters; Employees.

(a)    Except as set forth in Section 5.15 of the Parent Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Parent or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries, (iii) none of the employees of Parent or any of its Subsidiaries are represented by any labor organization and none of Parent or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Parent or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Parent and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against Parent or any of its Subsidiaries pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Parent or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Parent or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

(b)    Since the enactment of the WARN Act, none of Parent or any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Parent or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Parent Material Adverse Effect.

5.16    Reserve Reports.

(a)    All information (including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Parent or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Parent or its Subsidiaries) supplied to Ryder Scott Company, L.P. and Netherland, Sewell & Associates, Inc. by or on behalf of Parent and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of Parent in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Parent and its Subsidiaries as of December 31, 2003 and prepared by such engineering firm (the “Parent Reserve Report”) was (at the time supplied or as modified or amended prior to the issuance of the Parent Reserve Report) true and correct in all material respects and Parent has no knowledge of any material errors in such information that existed at the time of such issuance. Except for changes generally affecting the oil and gas industry (including changes in commodity prices), there has been no change in respect of the matters addressed in the Parent Reserve Report that would have a Parent Material Adverse Effect.

(b)    Set forth in Section 5.16(b) of the Parent Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Parent Reserve Report that have been disposed of prior to the date hereof.

5.17    Permits.    Immediately prior to the Effective Time and except for Customary Post Closing Consents, Parent and its Subsidiaries will hold all of the Permits required or necessary to construct, own, operate, use and/or maintain their respective properties and conduct their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Parent Material Adverse Effect; provided, however, that no representation or warranty in this Section 5.17 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 5.12.

5.18    Material Contracts.

(a)    Set forth in Section 5.18(a) of the Parent Disclosure Schedule or the Parent SEC Reports filed and publicly available prior to the date hereof is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Parent or any of its Subsidiaries is subject that is currently in effect and is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by Parent (collectively, the “Parent Material Contracts”).

(b)    Except as set forth in Section 5.18(a) or 5.18(b) of the Parent Disclosure Schedule or the Parent SEC Reports filed and publicly available prior to the date hereof, the Oil and Gas Interests of Parent and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $5,000,000. In addition, (A) all Parent Material Contracts are the valid and legally binding obligations of Parent and, to the knowledge of Parent, each of the other parties thereto and are enforceable in accordance with their respective terms; (B) Parent is not in material breach or default with respect to, and to the knowledge of Parent, no other party to any Parent Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Parent Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) except as set forth in the Parent SEC Reports filed and publicly available prior to the date hereof no Parent Material Contract contains any provision that prevents Parent or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Parent and its Subsidiaries in accordance with historical practices.

(c)    As of the date hereof, except as set forth in Section 5.18(c) of the Parent Disclosure Schedule, with respect to authorizations for expenditure executed after December 31, 2002, (i) there are no outstanding calls for payments in excess of $5,000,000 that are due or that Parent or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Parent or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(d)    Except as set forth in Section 5.18(d) of the Parent Disclosure Schedule, (i) there are no provisions applicable to the Oil and Gas Interests of Parent and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of Parent and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

5.19    Required Stockholder Vote.    The only vote of the holders of any class or series of Parent’s capital stock that shall be necessary to consummate the Transactions is (a) the approval by a majority of the votes cast by the holders of the Parent Common Shares (provided that the total vote cast represents over 50% in interest of all securities entitled to vote on such proposal) of the issuance of Parent Common Shares to the holders of Target Common Shares as a result of the Transactions, and (b) the adoption of this Agreement by the holders of a majority of the issued and outstanding Parent Common Shares (collectively, the “Parent Stockholders’ Approval”).

5.20    Proxy/Prospectus; Registration Statement.    None of the information to be supplied by Parent for inclusion in (a) the Proxy/Prospectus to be filed by Target and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time the Proxy/Prospectus or any amendment or supplement thereto is first mailed to the Target and Parent stockholders, at the time of the Target Meeting and the Parent Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.21    Intellectual Property.    Parent or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of Parent and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Parent Material Adverse Effect. No Person has notified either Parent or any of its Subsidiaries in writing and Parent does not have any knowledge that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Parent and its Subsidiaries that could have a Parent Material Adverse Effect, and, to Parent’s knowledge, no Person is infringing on any right of Parent or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Parent’s knowledge, threatened that Parent or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

5.22    Hedging.    Section 5.22 of the Parent Disclosure Schedule sets forth for the periods shown obligations of Parent and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Parent or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 5.22 of the Parent Disclosure Schedule, as of the date hereof, neither Parent nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

5.23    Brokers.    No broker, finder or investment banker (other than JPMorgan Securities, Inc. the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder’s fee or other fee or commission payable by Parent or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Parent or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with JPMorgan Securities, Inc. (the “Parent Engagement Letters”) have been provided to Target.

5.24    Tax Matters.    Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

(a)    The Merger will be carried out strictly in accordance with this Agreement and the Ancillary Agreements, and there are no other written or oral agreements relating to the Merger other than those expressly referred to in this Agreement.

(b)    In connection with the Merger, no Target Common Shares will be acquired by Parent or a Related Person for consideration other than Parent Common Shares, payments to the dissenting stockholders, if any, and any cash received in lieu of fractional share interests in Parent Common Shares.

(c)    The fair market value of Parent Common Shares and cash received by each holder of Target Common Shares in connection with the Merger will be approximately equal to the fair market value of the Target Common Shares surrendered in the exchange.

(d)    To the knowledge of Parent, Parent does not have nor does any Related Person (as defined below) have any plan or intention to redeem or otherwise reacquire, directly or indirectly, any Parent Common Shares to be issued in the Merger.

(e)    Parent has no stock repurchase program and has no current plan or intention to adopt such a plan.

(f)    To the knowledge of Parent, the aggregate fair market value, determined at the Effective Time, of the Parent Common Shares to be received in the Merger will not be less than fifty percent (50%) of the value, determined at the Effective Time, of the Target Common Shares outstanding immediately before the Effective Time. For this purpose, it is assumed that the fair market value of the outstanding Target Common Shares will equal the fair market value of the aggregate Merger Consideration.

(g)    Neither Parent nor any Related Person owns, nor has it owned during the past five years, any shares of stock of the Target. Neither Parent nor any Related Person has caused any other person to acquire stock of the Target on behalf of Parent or a Related Person, and will not directly or indirectly acquire any stock of the Target in connection with the Merger, except as described in the Merger Agreement.

(h)    Parent has not, directly or indirectly, transferred any cash or property to the Target (or any entity controlled directly or indirectly by the Target) for less than full and adequate consideration and has not made any loan to the Target (or any entity controlled directly or indirectly by the Target) in anticipation of the Merger.

(i)    There is no intercompany indebtedness existing between Parent and Target that was or will be issued, acquired, or settled at a discount in connection with the Merger.

(j)    Parent will pay its expenses incurred in connection with or as part of the Merger or related transactions. Parent has not paid and will not pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of Target Common Shares in connection with or as part of the Merger or any related transactions. Parent has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Target Common Shares.

(k)    To the knowledge of Parent, any compensation paid to the holders of Target Common Shares who enter (or have entered) into employment, consulting or noncompetitive contracts, if any, with Parent or the Surviving Corporation (a) will be for services actually rendered or to be rendered, (b) will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services, and (c) will not represent consideration for the surrender of the Target Common Shares in the Merger.

(l)    Following the Merger, the Surviving Corporation will continue the historic business of Target or use a significant portion of its assets in a business, within the meaning of Treas. Reg. § 1.368-1(d).

(m)    Parent has no plan or intention to liquidate, sell or otherwise dispose of any of the assets of Target except for dispositions made in the ordinary course of business or transfers or successive transfers to one or more corporations controlled.

(n)    Parent is paying no consideration for the Target stock other than the Merger Consideration.

(o)    Merger Sub will have no liabilities assumed by Target, and will not transfer to Target any assets subject to liabilities, in the Merger.

(p) Parent is not an investment company within the meaning of Sections 368(a)(2)(F) of the Code. An investment company is (1) a regulated investment company; (2) a real estate investment trust; or (3) a corporation (i) fifty percent (50%) or more of the value of whose total assets are stock and securities, and (ii) eighty percent (80%) or more of the value of whose total assets are held for investment. For this purpose, “total assets” shall not include cash and cash items (including receivables) and government securities.

(q)    Parent has substantial non-tax business purposes and reasons for the Merger, and the terms of the Merger are the product of arm’s length negotiations.

(r)    Parent will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Code Section 1313(a)(1)).

(s)    No stock or securities of Parent will be issued to any Target stockholder for services rendered to or for the benefit of Parent or the Target in connection with the Merger.

(t)    To the knowledge of Parent, no stock or securities of the Target will be issued to any Target stockholder for services rendered to or for the benefit of Parent or the Target in connection with the Merger.

(u)    No stock or securities of Parent will be issued for any indebtedness owed to any Target stockholder in connection with the Merger.

(v)    To the knowledge of Parent, no stock or securities of the Target will be issued for any indebtedness owed to any Target stockholder in connection with the Merger.

5.25    Fairness Opinion.    Parent’s Board of Directors has received a written opinion from JPMorgan Securities, Inc. to the effect that, as of the date of such opinion, the Common Conversion Consideration is fair, from a financial point of view, to the holders of the Parent Common Shares. True and complete copies of such opinion have been given to Target for informational purposes only, and JPMorgan Securities, Inc. has agreed to the inclusion of such written opinion in the Proxy/Prospectus for the Parent Meeting.

5.26    Takeover Laws and Rights Plans.     No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to Parent is applicable to the Merger or the other transactions contemplated hereby. The action of the Board of Directors of Parent in approving this Agreement (and the Transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the Transactions provided for herein) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1    Conduct of Business by Target Pending the Merger.    From the date hereof until the Effective Time, except as Parent otherwise agrees in writing, as set forth in the Target Disclosure Schedule, or as otherwise contemplated by this Agreement, Target shall conduct its business in the ordinary course consistent with past practice and shall use all commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement. Except as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without Parent’s written consent (which consent shall not be unreasonably withheld):

(a)    Target shall not adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents);

(b)    Target shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Target or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in Target;

(c)    Target shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person for aggregate consideration in excess of $1,000,000, or enter a new line of business or commence business operations in any country in which Target is not operating as of the date hereof;

(d)    Except as set forth in Section 6.1(d) of the Target Disclosure Schedule, Target shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than Parent and its direct and indirect wholly owned subsidiaries) with an aggregate fair market value exceeding $1,000,000 (other than sales of Hydrocarbons in the ordinary course of business);

(e)    Target shall not settle any material Audit, make or change any material Tax election or file any material amended Tax Return except as set forth in Section 4.9 of the Target Disclosure Schedule;

(f)    Except as otherwise permitted by this Agreement or as set forth in Section 6.1(f) of the Target Disclosure Schedule, Target shall not, and shall not permit any of its Subsidiaries to, issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or the Target Disclosure Schedule), enter into any amendment of any term of any outstanding security of Target or of any of its Subsidiaries, incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements (except as set forth in Section 6.1(f) of the Target Disclosure Schedule), fail to make any required contribution to any Target Benefit Plan, increase compensation, bonus (except for compensation or bonuses as set forth in

Section 6.1(f) of the Target Disclosure Schedule) or other benefits payable to (except for payments pursuant to 401(k) plans), or modify or amend any employment agreements or severance agreements with, any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

(g)    Target shall not, and shall not permit any of its Subsidiaries to, change any method of accounting or accounting practice by Target or any of its Subsidiaries except for any such change required by GAAP;

(h)    Target shall not, and shall not permit any of its Subsidiaries to, take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) without in good faith attempting to comply with the WARN Act;

(i)    Target shall not amend or otherwise change the terms of the Target Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Target;

(j)    Except for expenditures set forth in Section 6.1(j) of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries shall become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will, in the aggregate, cost in excess of $1,000,000 over the total amount budgeted in the 2004 Profit Plan set forth in Section 6.1(j) of the Target Disclosure Schedule (the “Aggregate Cost Overrun”), and except for utilization of the Aggregate Cost Overrun, neither Target nor any of its Subsidiaries shall, with respect to any of the individual projects set forth in Section 6.1(j) of the Target Disclosure Schedule, become bound to or expend funds in excess of the amount budgeted for such project as set forth in Section 6.1(j) of the Target Disclosure Schedule;

(k)    Target and its Subsidiaries shall timely meet their royalty payment obligations in connection with their respective oil and gas leases.

(l)    Target shall not, and shall not permit any of its Subsidiaries to, (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, other than in the ordinary course of business in accordance with Target’s current policies or (ii) enter into any fixed price commodity sales agreements with a duration of more than three months;

(m)    Target shall not, and shall not permit any of its Subsidiaries to, (i) adopt, amend (other than amendments that reduce the amounts payable by Target or any Subsidiary, or amendments required by law to preserve the qualified status of a Target Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including contracts with management of Target or any Subsidiary that might require that payments be made upon consummation of the Transactions) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Target Benefit Plan or trust created thereunder) in connection with which Target or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Target Benefit Plan in a manner, or take any other action with respect to any Target Benefit Plan, that could result in the liability of Target or any Subsidiary to any person, (iv) take any action that could adversely affect the qualification of any Target Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Target Benefit Plan, any agreement relating thereto or applicable law, Target or any Subsidiary is required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Target Benefit Plan;

(n)    Target shall not, and shall not permit any of its Subsidiaries to, (i) approve an increase in salary for any Target Employees or (ii) without Parent’s prior written consent (which consent shall not be unreasonably withheld), terminate any Target Employee entitled to any severance payment upon such termination;

(o)    Target shall not, and shall not permit any of its Subsidiaries to, organize or acquire any Person that could become a Subsidiary;

(p)    Target shall not, and shall not permit any of its Subsidiaries to, enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $1,000,000, other than pursuant to agreements or commitments existing on the date hereof;

(q)    Target shall not amend, modify or waive any provision of the Target Rights Agreement or take any action to redeem the rights issued thereunder (the “Target Rights”) or render the Target Rights inapplicable to any transaction other than the Merger unless, and only to the extent that, Target is required to do so by order of a court of competent jurisdiction;

(r)    Target shall not grant approval for purposes of Section 203 of the DGCL of any acquisition of Target Common Shares;

(s)    Target shall not adopt a plan of complete or partial liquidation, dissolution, or reorganization; and

(t)    Target shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

6.2    Conduct of Business by Parent Pending the Merger.    From the date hereof until the Effective Time, except as Target otherwise agrees in writing, as set forth in the Parent Disclosure Schedule, or as otherwise contemplated by this Agreement, Parent shall conduct its business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement. Except as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without Target’s written consent (which consent shall not be unreasonably withheld):

(a)    Except for an amendment to increase its authorized Parent Common Shares to 150,000,000, Parent shall not adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents);

(b)    Except as set forth in Section 6.2(b) to the Parent Disclosure Schedule, Parent shall not, and shall not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Parent or its subsidiaries (except for intercompany dividends from direct or indirect wholly owned subsidiaries, or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries, other than intercompany acquisitions of stock;

(c)    Parent shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person for aggregate consideration in excess of $5,000,000, or enter a new line of business or commence business operations in any country in which Parent is not operating as of the date hereof;

(d)    Except as set forth in Section 6.2(d) of the Parent Disclosure Schedule, Parent shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Parent and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $5,000,000 (other than sales of Hydrocarbons in the ordinary course of business);

(e)    Parent shall not settle any material Audit, make or change any material Tax election or file any material amended Tax Return except as set forth in Section 5.9 of the Target Disclosure Schedule;

(f)    Except as otherwise permitted by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, (i) issue equity securities for consideration in excess of $5,000,000 in the aggregate, or (ii) incur any indebtedness except trade debt in the ordinary course of business, debt pursuant to existing credit facilities or arrangements, and other debt, which other debt shall not exceed $5,000,000 in the aggregate;

(g)    Parent shall not, and shall not permit any of its Subsidiaries to, change any method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required by GAAP;

(h)    Parent shall not amend or otherwise change the terms of the Parent Engagement Letter, except to the extent that any such amendment or change would result in terms more favorable to Parent;

(i)    Parent shall not adopt a plan of complete or partial liquidation, dissolution, or reorganization;

(j)    Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) without in good faith attempting to comply with the WARN Act;

(k)    Except as set forth in Section 6.2(k) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries shall become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will individually cost in excess of $5,000,000 unless the operation is a currently existing obligation of Parent or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;

(l)    Parent shall not, and shall not permit any of its Subsidiaries to, (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, other than in the ordinary course of business in accordance with Parent’s current policies or (ii) enter into any fixed price commodity sales agreements with a duration of more than three months;

(m)    Parent shall not, and shall not permit any of its Subsidiaries to, (i) adopt, amend (other than amendments that reduce the amounts payable by Parent or any Subsidiary, or amendments required by law to preserve the qualified status of a Parent Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including contracts with management of Parent or any Subsidiaries that might require that payments be made upon consummation of the Transactions) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Parent Benefit Plan or trust created thereunder) in connection with which Parent or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Parent Benefit Plan in a manner, or take any other action with respect to any Parent Benefit Plan, that could result in the liability of Parent to any person, (iv) take any action that could adversely affect the qualification of any Parent Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Parent Benefit Plan, any agreement relating thereto or applicable law, Parent or any Subsidiary is required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Parent Benefit Plan; provided, however, that Parent may issue stock options, stock appreciation rights, and bonuses in the ordinary course of business;

(n)    Parent shall not, and shall not permit any of its Subsidiaries to, enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $5,000,000, other than pursuant to agreements or commitments existing on the date hereof; and

(o)    Parent shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1    Access and Information.    The parties shall each afford to the other and to the other’s financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, each of the two Confidentiality Agreements dated January 26, 2004 between Parent and Target (the “Confidentiality Agreements”) shall survive the execution and delivery of this Agreement.

7.2    Acquisition Proposals.

(a)    From the date hereof until the termination of this Agreement, Target and its Subsidiaries shall not, and shall cause their respective officers, directors, employees, investment bankers, attorneys or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Target Acquisition Proposal or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Target Acquisition Proposal, (ii) enter into any agreement with respect to a Target Acquisition Proposal, or (iii) engage or participate in discussions or negotiations with, or disclose any nonpublic information relating to Target or its Subsidiaries, respectively, or furnish to any Person any information with respect to, or otherwise cooperate in any way with a Target Acquisition Proposal. Nothing contained in this Section 7.2(a) shall prohibit Target and its Board of Directors from (x) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act, (y) waiving, or agreeing to waive, any provision of any stand-still or similar agreement in effect on the date hereof to allow a Person to make a Target Acquisition Proposal, so long as simultaneously with such waiver, such parties become subject to stand-still provisions at least as restrictive as those in the Confidentiality Agreements, or (z) prior to obtaining the Target Stockholders’ Approval, furnishing information, including nonpublic information to, or entering into negotiations with, any Person that has submitted an unsolicited bona fide written Target Acquisition Proposal made not in violation of this Agreement or any standstill agreement if, and only to the extent that (with respect to this Section 7.2(a) only):

i.    such unsolicited bona fide written Target Acquisition Proposal is made by a third party that Target’s Board of Directors determines in good faith has the good faith intent to proceed with negotiations to consider, and the financial and legal capability to consummate, such Target Acquisition Proposal,

ii.    Target’s Board of Directors, after duly consulting with Target’s outside legal counsel, determines in good faith that such action is necessary for Target’s Board of Directors to comply with its fiduciary duties imposed by applicable law,

iii.    contemporaneously with furnishing such information to, or entering into discussions with, such Person, Target enters into a confidentiality agreement with such Person on terms no less restrictive than those in the Confidentiality Agreements,

iv.    contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such Person, Target provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person,

v.    Target’s Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel that such Target Acquisition Proposal is reasonably capable of being completed and may reasonably be expected to result in a transaction that is more favorable from a financial point of view to the holders of Target Common Shares than the Transactions, and

vi.    Target uses commercially reasonable efforts to keep Parent informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and provides Parent copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Parent agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Parent pursuant to this clause (vi), which confidentiality agreement shall be subject to Parent’s disclosure obligations arising under applicable law or securities exchange regulations.

The term “Target Acquisition Proposal” means any inquiry, offer or proposal for, or any indication of interest from any Person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 10% or more of the total revenue, operating income, EBITDA or assets of Target and the Target Subsidiaries, taken as a whole, or (B) 10% or more of the outstanding shares of Target Common Shares or capital stock of, or other equity or voting interests in, any of the Target Subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement. Other than as provided in this Section 7.2(a), Target shall not waive any provisions of a confidentiality agreement entered into with a Person who has indicated a willingness to make an unsolicited bona fide Target Acquisition Proposal without Parent’s prior written consent.

Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2(a) by any officer, director, employee, attorney, investment banker or other agent of Target or any Target Subsidiary, whether or not such person is purporting to act on behalf of Target or any Target Subsidiary or otherwise, shall be a breach of this Section 7.2(a) by Target.

(b)    From the date hereof until the termination of this Agreement, Parent and its Subsidiaries shall not, and shall cause their respective officers, directors, employees, investment bankers, attorneys or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Parent Acquisition Proposal or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Parent Acquisition Proposal, (ii) enter into any agreement with respect to a Parent Acquisition Proposal, or (iii) engage or participate in discussions or negotiations with, or disclose any nonpublic information relating to Parent or its Subsidiaries, respectively, or furnish to any Person any information with respect to, or otherwise cooperate in any way with a Parent Acquisition Proposal. Nothing contained in this Section 7.2(b) shall prohibit Parent and its Board of Directors from (x) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act, (y) waiving, or agreeing to waive, any provision of any stand-still or similar agreement in effect on the date hereof to allow a Person to make a Parent Acquisition Proposal, so long as simultaneously with such waiver, such parties become subject to stand-still provisions at least as restrictive as those in the Confidentiality Agreements, or (z) prior to obtaining the Parent Stockholders’ Approval, furnishing information, including nonpublic information to, or entering into negotiations with, any Person that has submitted an unsolicited bona fide written Parent Acquisition Proposal made not in violation of this Agreement or any standstill agreement if, and only to the extent that (with respect to this Section 7.2(b) only):

i.    such unsolicited bona fide written Parent Acquisition Proposal is made by a third party that Parent’s Board of Directors determines in good faith has the good faith intent to proceed with negotiations to consider, and the financial and legal capability to consummate, such Parent Acquisition Proposal,

ii.    Parent’s Board of Directors, after duly consulting with Parent’s outside legal counsel, determines in good faith that such action is necessary for Parent’s Board of Directors to comply with its fiduciary duties imposed by applicable law,

iii.    contemporaneously with furnishing such information to, or entering into discussions with, such Person, Parent enters into a confidentiality agreement with such Person on terms no less restrictive than those in the Confidentiality Agreements,

iv.    contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such Person, Parent provides written notice to Target to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person,

v.    Parent’s Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel that such Parent Acquisition Proposal is reasonably capable of being completed and may reasonably be expected to result in a transaction that is more favorable from a financial point of view to the holders of Parent Common Shares than the Transactions, and

vi.    Parent uses commercially reasonable efforts to keep Target informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and provides Target copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Target agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Target pursuant to this clause (vi), which confidentiality agreement shall be subject to Target’s disclosure obligations arising under applicable law or securities exchange regulations.

The term “Parent Acquisition Proposal” means any inquiry, offer or proposal for, or any indication of interest from any Person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 10% or more of the total revenue, operating income, EBITDA or assets of Parent and the Parent Subsidiaries, taken as a whole, or (B) 10% or more of the outstanding shares of Parent Common Shares or capital stock of, or other equity or voting interests in, any of the Parent Subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement. Other than as provided in this Section 7.2(b) Parent shall not waive any provisions of a confidentiality agreement entered into with a Person who has indicated a willingness to make an unsolicited bona fide Parent Acquisition Proposal without Target’s prior written consent.

Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2(b) by any officer, director, employee, attorney, investment banker or other agent of Parent or any Parent Subsidiary, whether or not such person is purporting to act on behalf of Parent or any Parent Subsidiary or otherwise, shall be a breach of this Section 7.2(b) by Parent.

7.3    Directors’ and Officers’ Indemnification and Insurance.

(a)    For six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Target, any Subsidiary or the trustee of Nuevo Financing I, a Delaware business trust (each an “Indemnified Party”), who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, or investigative (a “proceeding”) against all losses, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Parent, which will not be unreasonably withheld)) actually and reasonably incurred by the Indemnified Party because the Indemnified Party is or was a director or officer of Target pertaining to any act or omission existing or occurring at or prior to the Effective Time including any act or omission relating to this Agreement or the Transactions (the “Indemnified Liabilities”) to the full extent permitted under Delaware law or the Surviving Corporation’s certificate of incorporation and bylaws. If an Indemnified Party makes or asserts any claim for Indemnified Liabilities, any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the DGCL shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party. If any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to Target (if selected before the Effective Time) and the Surviving Corporation (if selected after the Effective Time).

(b)    The Surviving Corporation shall promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any such action or proceeding described above, as such expenses are incurred, to the fullest extent permitted by the DGCL, subject to the receipt by the Surviving Corporation of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Surviving Corporation.

(c)    The Surviving Corporation shall maintain Target’s existing officers’ and directors’ liability insurance policy (“D&O Insurance”) for a period of at least six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further, that the aggregate amount of premiums to be paid with respect to the maintenance of such D&O Insurance for such six-year period shall not exceed $2,000,000.

7.4    Further Assurances.    Each party shall use commercially reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the Transactions. The parties shall take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such parties such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the Transactions. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Parent and Target shall duly preserve all files, records or any similar items of Parent or Target received or obtained as a result of the Transactions with the same care and for the same period of time as it would preserve its own similar assets.

7.5    Expenses.

(a)    Except as provided in Sections 10.2(b), 10.2(c) and 7.19, each party shall bear solely and entirely, all Expenses (as defined below) that they incur; provided, however, that if this Agreement is terminated for any reason, then the allocable share of the Parent Parties and Target for all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Proxy/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, Proxy/Prospectus and HSR shall be allocated one-half each.

(b)    “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Proxy/Prospectus, the solicitation of stockholder approvals, requisite HSR filings and all other matters related to the consummation of the Transactions (subject to reasonable documentation).

7.6    Cooperation.    Subject to compliance with applicable law, from the date hereof until the Effective Time, each party shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the Transactions.

7.7    Publicity.    Neither Target, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Transactions without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange, and each party shall use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as each such other party may have, prior to such release or other announcement.

7.8    Additional Actions.    Subject to the terms and conditions of this Agreement, each party agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Transactions, subject, however, to the Target Stockholders’ Approval and the Parent Stockholders’ Approval. Parent shall cause the Merger Sub to perform its covenants and agreements under this Agreement and any Ancillary Agreement to which Merger Sub is a party.

7.9    Filings.    Each party shall make all filings such party is required to make in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party.

7.10    Consents.    Each of Parent and Target shall use commercially reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

7.11    Certain Parent Board Approvals.    Parent shall use its best efforts to cause its Board of Directors prior to the Effective Time to approve in the form required by Rule 16b-3 under the Exchange Act certain acquisitions of Parent Common Shares pursuant to the Merger, as directed by Target and in form reasonably acceptable to Target.

7.12    Parent Board of Directors.

(a)    Parent shall use its best efforts to cause Robert L. Gerry III and Isaac Arnold, Jr. (the “Director Nominees”) to be elected as members of Parent’s Board of Directors by Parent’s existing Board of Directors simultaneous with Closing, subject to applicable law. Each Director Nominee shall serve as a director for a term expiring at Parent’s next annual meeting of stockholders following the Effective Time and until his successor is elected and qualified. If at any time prior to the Effective Time, any Director Nominee shall be unable to serve as a director at the Effective Time, Target’s Board of Directors or nominating committee shall nominate another individual who is a member of Target’s Board of Directors and is reasonably acceptable to Parent to serve in such individual’s place. Parent shall take such action, including amending its bylaws, as required to cause the number of directors constituting Parent’s Board of Directors immediately after the Effective Time to be increased as necessary to reflect the addition of the Director Nominees.

(b)    The composition of the committees of Parent’s Board of Directors immediately following the Effective Time (including the respective chairmen thereof) shall be as designated at or immediately following the Effective Time in the sole discretion of Parent’s Board of Directors.

7.13    Stockholders’ Meetings.

(a)    Target shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special or annual meeting of its stockholders regardless of whether the Target Board of Directors determines at any time that this Agreement or the Merger is no longer advisable or recommends that the Target Stockholders reject this Agreement or the Merger (the “Target Meeting”) for the purpose of securing the Target Stockholders’ Approval, (ii) distribute to its stockholders the

Proxy/Prospectus in accordance with applicable federal and state law and its certificate of incorporation and bylaws, which Proxy/Prospectus shall contain the recommendation of the Target Board of Directors that its stockholders approve this Agreement, and (iii) use commercially reasonable efforts to solicit from its stockholders proxies in favor of approval of this Agreement and to secure the Target Stockholders’ Approval, and (iv) cooperate and consult with Parent with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.13(a) shall prohibit the Target Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Target stockholders hereunder if such Board of Directors, after consultation with independent legal counsel, determines in good faith that such action is necessary for Target’s Board of Directors to comply with its fiduciary duties under applicable law. Without limiting the generality of the foregoing, Target agrees that its obligations pursuant to this Section 7.3(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Target or any other person of any Target Acquisition Proposal.

(b)    Parent shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special or annual meeting of its stockholders regardless of whether the Parent Board of Directors determines at any time that this Agreement or the Merger is no longer advisable or recommends that the Parent Stockholders reject this Agreement or the Merger (the “Parent Meeting”) for the purpose of securing the Parent Stockholders’ Approval, (ii) distribute to its stockholders the Proxy/Prospectus in accordance with applicable federal and state law and its certificate of incorporation and bylaws, which Proxy/Prospectus shall contain the recommendation of the Parent Board of Directors that its stockholders approve this Agreement, (iii) use commercially reasonable efforts to solicit from its stockholders proxies to secure the Parent Stockholders’ Approval, and (iv) cooperate and consult with Target with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.13(b) shall prohibit the Parent Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Parent stockholders hereunder if Parent’s Board of Directors, after consultation with independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties under applicable law. Without limiting the generality of the foregoing, Parent agrees that its obligations pursuant to this Section 7.13(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Parent or any other person of any Parent Acquisition Proposal.

(c)    Notwithstanding the receipt by Target of a Target Superior Proposal, then, unless Parent terminates this Agreement under Section 10.1(h), prior to the termination of this Agreement taking effect under Section 10.1(h), Target shall be obligated to comply with Section 7.13(a) and the other terms of this Agreement, including by holding the Target Meeting. If (x) a Target Acquisition Proposal shall have been made or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Target Acquisition Proposal, (y) Target’s Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or resolves to do any of the foregoing or Target’s Board of Directors recommends to Target’s stockholders any Target Acquisition Proposal or resolves to do so, and (z) the Target Stockholders’ Approval is not secured at such meeting, then at such time this Agreement shall be deemed to be terminated by Target under Section 10.1(h), Target shall pay to Parent the

Termination Fee and the Expenses of Parent up to the Target Expense Cap as provided in Section 10.2. Target acknowledges and agrees that Parent would be damaged irreparably if any provision of this Section 7.13(c) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, Target agrees that Parent will be entitled to an injunction or injunctions to prevent breaches of this Section 7.13(c) and to enforce specifically this Agreement and its terms and provisions in any action or proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which Parent may be entitled, at law or in equity.

(d)    Notwithstanding the receipt by Parent of a Parent Superior Proposal, then, unless Target terminates this Agreement under Section 10.1(j), prior to the termination of this Agreement taking effect under Section 10.1(j), Parent shall be obligated to comply with Section 7.13(b) and the other terms of this Agreement, including by holding the Parent Meeting. If (x) a Parent Acquisition Proposal shall have been made or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Parent Acquisition Proposal, (y) Parent’s Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Target or resolves to do any of the foregoing or Parent’s Board of Directors recommends to Parent’s stockholders any Parent Acquisition Proposal or resolves to do so, and (z) the Parent Stockholders’ Approval is not secured at such meeting, then at such time this Agreement shall be deemed to be terminated by Parent under Section 10.1(j), Parent shall pay to Target the Termination Fee and the Expenses of Target up to the Parent Expense Cap as provided in Section 10.2. Parent acknowledges and agrees that Target would be damaged irreparably if any provision of this Section 7.13(d) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, Parent agrees that Target will be entitled to an injunction or injunctions to prevent breaches of this Section 7.13(d) and to enforce specifically this Agreement and its terms and provisions in any action or proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which Target may be entitled, at law or in equity.

7.14    Preparation of the Proxy/Prospectus and Registration Statement.

(a)    Parent and Target shall promptly prepare and file with the SEC a preliminary version of the Proxy/Prospectus and will use commercially reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy/Prospectus. In addition to the matters requiring Parent stockholder approval pursuant to Section 5.19, Parent may also include in the Proxy/Prospectus a proposal for Parent’s stockholders to approve an amendment to its certificate of incorporation to increase the number of Parent Common Shares authorized for issuance under its certificate of incorporation to 150,000,000 shares. At any time from (and including) the initial filing with the SEC of the Proxy/Prospectus, Parent shall file with the SEC the Registration Statement containing the Proxy/Prospectus so long as Parent shall have provided to Target a copy of the Registration Statement containing the Proxy/Prospectus at least ten days prior to any filing thereof and any supplement or amendment at least two days prior to any filing thereof. Subject to the foregoing sentence, Parent and Target shall jointly determine the date that the Registration Statement is filed with the SEC. Parent and Target shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Shares in the Merger and Target shall furnish all information concerning Target and the holders of shares of Target capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, Parent and Target shall cause the Proxy/Prospectus to be mailed to their respective stockholders, and if necessary, after the definitive Proxy/Prospectus has been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. If at any time prior to the Effective Time, the officers and directors of Parent or Target discover any statement which, in light of the circumstances to which it is made, is false or misleading with respect to a material fact or omits to state a material fact necessary to make the statement made in the proxy/prospectus not misleading, then such party shall immediately notify the other party of such misstatements or omissions. Parent shall advise Target and Target shall advise Parent, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Shares for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b)    Following receipt by PricewaterhouseCoopers LLP, Parent’s independent auditors, of an appropriate request from Target pursuant to SAS No. 72, Parent shall use commercially reasonable efforts to cause to be delivered to Target a letter of PricewaterhouseCoopers LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Target, in form and substance reasonably satisfactory to Target and customary in scope and substance for “cold comfort” letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Prospectus.

(c)    Following receipt by KPMG LLP, Target’s independent auditors, of an appropriate request from Parent pursuant to SAS No. 72, Target shall use commercially reasonable efforts to cause to be delivered to Parent a letter of KPMG LLP, dated a date within two business days before the Effective Date of the Registration Statement, and addressed to Parent, in form and substance satisfactory to Parent and customary in scope and substance for “cold comfort” letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Prospectus.

7.15    Stock Exchange Listing.    Parent shall use commercially reasonable efforts to cause the Parent Common Shares to be issued in the Merger and to be issued upon the exercise of options to purchase Parent Common Shares or upon conversion of the Debentures (including by way of exchange of TECONS for Debentures and thereupon the conversion of such Debentures) to be approved and admitted for listing on the New York Stock Exchange at least ten consecutive trading days prior to the Effective Time, subject to official notice of issuance.

7.16    Employee Matters.

(a)    Subsequent to the Effective Time, Parent shall perform or cause Target to perform the obligations of Target under the severance agreements and severance plans to which Target is a party or subject and which are set forth in Section 4.11(e) of the Target Disclosure Schedule.

(b)    To the extent service is relevant for purposes of eligibility, participation or vesting (but not the accrual of benefits) under any employee benefit plan, program or arrangement established or maintained by Parent in which Business Employees may participate, such Business Employees shall be credited for service accrued as of the Effective Time with Target and its Subsidiaries to the extent such service was credited under a similar plan, program or arrangement of Target.

(c)    To the extent Business Employees and their dependents enroll in any health plan sponsored by Parent, Parent shall waive any preexisting condition limitation applicable to such Business Employees to the extent that the employee’s or dependent’s condition would not have operated as a preexisting condition under the group health plan maintained by Target. In addition, Parent shall cause such health plans (i) to waive all preexisting condition exclusions and waiting periods otherwise applicable to Business Employees and their dependents, other than exclusions or waiting periods that are in effect with respect to such individuals as of the Effective Time to the extent not satisfied, under the corresponding benefit plans of Target, and (ii) to provide each Business Employee and his or her dependents with corresponding credit for any co-payments and deductibles paid by them under the corresponding benefit plans of Target during the portion of the respective plan year prior to the Effective Time.

(d)    With respect to the 401(k) accounts of those Business Employees who become eligible to participate in Parent’s 401(k) Plan after the Effective Time, Parent agrees to take one or more of the following actions: (i) to establish an arrangement under which such Business Employees are provided with payroll withholding for purposes of repaying any loan that is outstanding under Target’s 401(k) Plan as of the Effective Time, (ii) to permit such Business Employees to voluntarily transfer or rollover their accounts (including loans) from Target’s 401(k) Plan to Parent’s 401(k) Plan; or (iii) to cause Parent’s 401(k) Plan to accept a direct trustee-to-trustee transfer of assets from Target’s 401(k) Plan into Parent’s 401(k) Plan, including any outstanding loans, on behalf of such Business Employees. Parent and Target agree that they shall take all actions necessary, including the amendment of their respective plans, to effect the actions selected by Parent under the preceding sentence.

(e)    With respect to any Business Employees who become employed by Parent after the Effective Time, Parent will permit such Business Employees to schedule and take vacation days that have accrued prior to the Effective Time with pay through December 31, 2004, and Parent shall give service credit for purposes of determining post Effective Time vacation, sick leave and any other paid time off entitlements that Parent provides to its employees generally.

(f)    At the Effective Time, Target will freeze the accrual of benefits under Target’s Deferred Compensation Plan.

(g)    Target and Parent shall cooperate with each other in all reasonable respects relating to any actions to be taken pursuant to this Section 7.16.

For purposes of this Section 7.16, a “Business Employee” shall mean an individual who is employed by Target prior to the Effective Time and who thereafter remains or becomes an employee of Parent or a Subsidiary of Parent.

7.17    Notice of Certain Events.    Each party to this Agreement shall promptly as reasonably practicable notify the other parties of:

(a)    any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the Transactions;

(b)    any notice or other communication from any Governmental Authority in connection with the Transactions;

(c)    any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed pursuant to Sections 4.10, 4.12, 5.10 or 5.12, or which relate to the consummation of the Transactions;

(d)    any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date hereof, under any material agreement; and

(e)    any Target Material Adverse Effect or Parent Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Target Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

7.18    Matters Relating to TECONS Documents.

(a)    In accordance with Sections 1405 and 1409 of the Base Indenture and Sections 7.3 and 7.5 of the Supplemental Indenture, Target shall deliver written notice to the holders of the Debentures and TECONS and the related Debenture trustee at least 20 calendar days prior to the Effective Time and a certified public accountant’s certificate to the Debenture trustee prior to the Effective Time, in each case in a form reasonably acceptable to Parent, including a statement acknowledging and describing the adjustments to become effective at the Effective Date in the amount and type of securities into which the TECONS and the Debentures are convertible as set forth in Section 3.1(c) herein. In addition, at or prior to the Effective Time, (i) Parent shall deliver to the Debentures trustee the supplemental indenture executed by Parent required by Sections 801 and 1409 of the Base Indenture and Section 7.4 of the Supplemental Indenture; (ii) Target shall deliver to the Debentures trustee (A) the Opinion of Counsel with respect to such supplemental indenture required by Section 903 of the Base Indenture; and (B)

the Officer’s Certificate and Opinion of Counsel required by Section 801(3) of the Base Indenture; and (iii) Target shall deliver to the Regular Trustees under the Declaration of Trust and the Parent the opinion of counsel required under Section 9.01(c) of the Declaration of Trust with respect to the registration of transfer from Target to Parent of the certificates evidencing the Common Securities issued under the Declaration of Trust.

(b)    Parent shall cause for the ten consecutive trading days immediately prior to the Effective Time, all of the Parent Common Shares to be issued in the Merger and to be issued upon the exercise of options to purchase Parent Common Shares or upon conversion of the Debentures (including by way of exchange of TECONS for Debentures and thereupon the conversion of such Debenture) to have been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange, and Target shall deliver to Parent prior to the Effective Time written evidence that the Board of Directors of Target has made a good faith determination that more than 50% of the value of the Merger Consideration consists of Parent Common Shares so admitted for such period.

7.19    Site Inspections.    Subject to compliance with applicable law, from the date hereof until the Effective Time, each party may undertake (at that party’s sole cost and expense) a reasonable environmental and operational assessment or assessments (an “Assessment”) of the other party’s operations, business and/or properties that are the subject of this Agreement. An Assessment may include a review of permits, files and records including, but not limited to, environmental investigations, audits, assessments, studies, testing and management plans and systems, as well as visual and physical inspections and testing. An Assessment will not include any soil borings, groundwater or any other “Phase II” testing without the consent of the party whose operations, business or property is the subject of such Assessment (the “Inspected Party”) (such consent not to be unreasonably withheld, conditioned or delayed). Before conducting an Assessment, the party intending to conduct such Assessment (the “Inspecting Party”) shall confer with the Inspected Party regarding the nature, scope and scheduling of such Assessment, and shall comply with such conditions as the Inspected Party may reasonably impose to (i) avoid interference with the Inspected Party’s operations or business; (ii) require Inspecting Party’s representatives responsible for performing the Assessment to maintain insurance coverage as required by the Inspected Party; (iii) keep the Inspected Party’s property free and clear of any liens arising out of any entry onto or inspection of the subject property; and (iv) provide indemnification by the Inspecting Party in favor of the Inspected Party to indemnify the Inspected Party from the Inspecting Party’s negligence in conducting such Assessment. The Inspected Party shall cooperate in good faith with the Inspecting Party’s effort to conduct an Assessment.

7.20    Affiliate Agreements; Tax Treatment.

(a)    Target shall identify in a letter to Parent all Persons who are, on the date hereof, “affiliates” of Target, as such term is used in Rule 145 under the Securities Act. Target shall use commercially reasonable efforts to cause its respective affiliates to deliver to Parent not later than 10 days prior to the date of the Parent Meeting, a written agreement substantially in the form attached as Exhibit 7.20, and shall use commercially reasonable efforts to cause Persons who become “affiliates” after such date but prior to the Closing Date to execute and deliver agreements at least 5 days prior to the Closing Date.

(b)    Each party shall use commercially reasonable efforts to cause the Merger to qualify, and shall not take, and shall use commercially reasonable efforts to prevent any subsidiary of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

7.21    Stockholder Litigation.    Each of Parent and Target shall give the other the reasonable opportunity to participate in the defense of any litigation against Parent or Target, as applicable, and its directors relating to the Transactions.

7.22    Indenture Matters.    Parent and Target shall, and shall cause their respective Subsidiaries to, take all actions that are necessary or appropriate (as mutually agreed by Parent and Target) for Parent, Target and certain of their Subsidiaries, as applicable, to assume, guarantee or modify as appropriate the agreements governing the outstanding publicly held debt securities of Parent referred to in the Parent SEC Reports to avoid defaults thereunder. In particular, at or prior to the Effective Time, (i) Parent shall deliver to the trustee for Target’s 9 3/8% Senior Subordinated Notes due 2010 the supplemental indenture executed by Parent required by Section 8.1(a) of the related indenture, together with the Officers’ Certificate and Opinion of Counsel required by Sections 8.1(g) and 9.3 of such indenture; and (ii) Parent shall deliver to the trustee for Parent’s 8 3/4% Senior Subordinated Notes due 2012 the supplemental indenture executed by Parent required by Section 4.1 of the related indenture, together with the Officers’ Certificate and Opinion of Counsel required by Sections 4.1 and 9.6 of such indenture. For purposes of enabling Parent to comply with its obligations specified in clauses (i) and (ii) above, at or prior to the Effective Time, Target shall deliver to Parent, for redelivery to such respective trustees, an Opinion of Counsel, in form reasonably satisfactory to such trustees, to the effect that immediately prior to Effective Time no Default or Event of Default has occurred and is continuing under the indenture for the Target’s 9 3/8% Senior Subordinated Notes due 2010.

7.23    Parent Rights Plan.    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent Parent’s Board of Directors from adopting a stockholder rights or similar agreement or plan to improve the ability of Parent’s Board of Directors to protect the interests of Parent and its stockholders in the event of a Parent Acquisition Proposal.

7.24    No Triggering Event.    Parent and Target will use their best efforts to cooperate with each other and comply with any reasonable request to ensure that the transactions contemplated by this Agreement do not constitute a Triggering Event under the Tax Agreement or the Treasury Regulations promulgated under Section 1503 of the Code.

7.25    Cancellation of Treasury Shares.    As soon as reasonably practicable after the date hereof, and in any event no later than February 27, 2004, Target shall cause all Target Common Shares that are held in Target’s treasury to be canceled and such shares shall cease to be outstanding.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1    Conditions to the Obligation of Each Party.    The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)    The Target Stockholders’ Approval and the Parent Stockholders’ Approval must have been obtained.

(b)    No action, suit or proceeding instituted by any Governmental Authority may be pending and no statute, rule, order, decree or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction may be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (b) must have used all reasonable best efforts to prevent the entry of such injunction or other order.

(c)    The Registration Statement must have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement may be in effect and no proceeding for such purpose may be pending before or threatened by the SEC.

(d)    Each of Target and Parent must have obtained all material permits, authorizations, consents, or approvals required to consummate the Transactions.

(e)    The Parent Common Shares to be issued in the Merger and to be issued upon the exercise of options to purchase Parent Common Shares or upon conversion of the Debentures (including by way of exchange of TECONS for Debentures and thereupon the conversion of such Debentures) must have been approved and admitted for listing on the New York Stock Exchange, subject to official notice of issuance for the ten consecutive trading days prior to the Effective Time.

(f)    Any applicable waiting period under the HSR Act must have expired or been terminated.

8.2    Conditions to the Obligations of Parent.    The obligation of Parent to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Target must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Target contained in this Agreement, to the extent qualified with respect to materiality must be true and correct in all respects, and to the extent not so qualified must be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Target Disclosure Schedule or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date hereof or some other date shall be determined as of such date, and Parent must have received a certificate of the Chief Executive Officer and Chief Financial Officer of Target as to the satisfaction of this condition.

(b)    From the date hereof through the Effective Time, there must not have occurred any change in the financial condition, business or operations of Target, that would constitute a Target Material Adverse Effect.

(c)    Target must have delivered to its counsel, Parent and Parent’s counsel a certificate signed on behalf of Target by a duly authorized officer of Target certifying the representations set forth in Section 4.24 (the “Target Tax Certificate”).

(d)    Parent must have received an opinion from Akin Gump Strauss Hauer & Feld LLP prior to the effectiveness of the Registration Statement and also as of the Effective Time to the effect that (i) the Merger constitutes a reorganization under Section 368(a) of the Code, (ii) Parent and Target shall each be a party to that reorganization, and (iii) no gain or loss shall be recognized by Parent or Target because of the Merger (including any gain or loss resulting from any transaction described in Section 5.9 of the Parent Disclosure Schedule); provided, however, that if counsel to Parent shall not render such opinion, this condition shall nonetheless be deemed satisfied if counsel to Target shall render such opinion to Parent; provided further, that in rendering such opinion, such counsel may rely upon the Parent Tax Certificate and the Target Tax Certificate.

(e)    Each consent, waiver and approval set forth in Sections 4.4(b) and 4.4(c) of the Target Disclosure Schedule must have been obtained, and Target must have provided Parent with copies thereof.

(f)    Parent must have received a “cold comfort” letter from KPMG LLP in the form contemplated by Section 7.14(c).

8.3    Conditions to the Obligations of Target.    The obligation of Target to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Parent must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Parent contained in this Agreement, to the extent qualified with respect to materiality must be true and correct in all respects, and to the extent not so qualified must be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Parent Disclosure Schedule or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date hereof or some other date shall be determined as of such date, and Target must have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent as to the satisfaction of this condition.

(b)    From the date hereof through the Effective Time, there must not have occurred any change in the financial condition, business or operations of Parent that would constitute a Parent Material Adverse Effect.

(c)    Parent must have delivered to its counsel, Target and Target’s counsel a certificate signed on behalf of Parent by a duly authorized officer of Parent certifying the representations set forth in Section 5.24 (the “Parent Tax Certificate”).

(d)    Target must have received an opinion from Haynes and Boone, LLP prior to the effectiveness of the Registration Statement and also as of the Effective Time to the effect that (i) the Merger constitutes a reorganization under Section 368(a) of the Code, (ii) Target and Parent shall each be a party to that reorganization, and (iii) no gain or loss shall be recognized by the Target stockholders upon the receipt of Parent Common Shares in exchange for Target Common Shares pursuant to the Merger except with respect to any cash received in lieu of fractional share interests; provided, however, that if counsel to Target shall not render such opinion, this condition shall nonetheless be deemed satisfied if counsel to Parent shall render such opinion to Target; provided further, that in rendering such opinion, such counsel may rely upon the Parent Tax Certificate and the Target Tax Certificate.

(e)    Each consent, waiver and approval set forth in Sections 5.4(b) and 5.4(c) of the Parent Disclosure Schedule must have been obtained, and Parent must have provided Target with copies thereof.

(f)    Target must have received a “cold comfort” letter from PricewaterhouseCoopers LLP in the form contemplated by Section 7.14(b).

(g)    Prior to or simultaneous with the Effective Time, all indebtedness under Target’s credit facility shall have been repaid or refinanced, or Target shall have received consent under such credit facility to enter into this Agreement.

ARTICLE IX

SURVIVAL

9.1    Survival of Representations and Warranties.    The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

9.2    Survival of Covenants and Agreements.    The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Target or Parent:

(a)    by the mutual written consent of Parent and Target;

(b)    by either Parent or Target if the Effective Time has not occurred on or before September 30, 2004 (the “Termination Date”), provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date;

(c)    by Target if there has been a material breach by Parent of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Parent of notice of such breach (a “Parent Breach”);

(d)    by Parent, if there has been a material breach by Target of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Target of notice of such breach (a “Target Breach”);

(e)    by either Target or Parent, if any applicable law, rule or regulation that makes consummation of the Merger illegal is extant or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restrains or prohibits the consummation of the Merger, and such judgment, injunction, order or decree becomes final and nonappealable;

(f)    by either Target or Parent, if either of the stockholder approvals referred to in Section 7.13 is not obtained because of the failure to obtain the Target Stockholders’ Approval or the Parent Stockholders’ Approval upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

(g)    by Parent, if (i) Target’s Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or resolves to do any of the foregoing or Target’s Board of Directors recommends to Target’s stockholders any Target Acquisition Proposal or resolves to do so; (ii) a tender offer or exchange offer for outstanding shares of Target’s capital stock then representing 30% or more of the combined power to vote generally for the election of directors is commenced, and Target’s Board of Directors does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer; or (iii) Target shall have breached any of its obligations under or restrictions of Section 7.2(a);

(h)    by Parent, or, following the Target Meeting and subject to Section 7.13(c), Target, if Target accepts a Target Superior Proposal. For this Agreement, “Target Superior Proposal” means a bona fide written Target Acquisition Proposal not solicited by or on behalf of Target made by a third party and in accordance with and while Target has not breached Section 7.2(a) that if consummated would result in such third party (or in the case of a direct merger between such third party and Target, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of Target Common Shares or all or substantially all the assets of Target and the Target Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that Target’s Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, is reasonably likely to be consummated taking into account the Person making such Target Acquisition Proposal and all legal, financial, regulatory and other relevant aspects of such Target Acquisition Proposal, and

Target’s Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, that such Target Acquisition Proposal would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Target Common Shares than the Transactions; provided, however, that Target may not terminate this Agreement under this Section 10.1(h) unless it pays the Termination Fee plus Parent’s Expenses up to the Target Expense Cap and has used commercially reasonable efforts to provide Parent with five business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Target Acquisition Proposal; provided further, that prior to any such termination, Target shall and shall direct its respective financial and legal advisors to negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would result, in the opinion of Target’s Board of Directors, after consultation with its financial advisors and outside legal counsel, in a revised Parent proposal that is reasonably capable of being completed, and, if consummated, may reasonably be expected to result in a transaction that is at least as favorable from a financial point of view to the holders of Target Common Shares as the Target Superior Proposal; and provided that a Target Acquisition Proposal accepted by Target shall not be subject to any financing contingencies.

(i)    by Target, if (i) Parent’s Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Target or resolves to do any of the foregoing or Parent’s Board of Directors recommends to Parent’s stockholders any Parent Acquisition Proposal or resolves to do so; (ii) a tender offer or exchange offer for outstanding shares of Parent’s capital stock then representing 30% or more of the combined power to vote generally for the election of directors is commenced, and Parent’s Board of Directors does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer; or (iii) Parent shall have breached any of its obligations under or restrictions of Section 7.2(b); or

(j)    by Target, or, following the Parent Meeting and subject to Section 7.13(d), Parent, if Parent accepts a Parent Superior Proposal. For this Agreement, “Parent Superior Proposal” means a bona fide written Parent Acquisition Proposal not solicited by or on behalf of Parent made by a third party and in accordance with and while Parent has not breached Section 7.2(b) that if consummated would result in such third party (or in the case of a direct merger between such third party and Parent, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of Parent Common Shares or all or substantially all the assets of Parent and the Parent Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that Parent’s Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, is reasonably likely to be consummated taking into account the Person making such Parent Acquisition Proposal and all legal, financial, regulatory and other relevant aspects of such Parent Acquisition Proposal, and Parent’s Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, that such Parent Acquisition Proposal would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Parent Common Shares than the Transactions; provided, however, that Parent may not terminate this Agreement under this Section 10.1(j) unless it pays the Termination Fee plus Target’s Expenses up to the Parent Expense Cap and has used commercially reasonable efforts to provide Target with five business days prior written notice of its intent to so terminate this

Agreement together with a detailed summary of the terms and conditions of such Parent Acquisition Proposal; provided further, that prior to any such termination, Parent shall and shall direct its respective financial and legal advisors to negotiate in good faith with Target to make such adjustments in the terms and conditions of this Agreement as would result, in the opinion of Parent’s Board of Directors, after consultation with its financial advisors and outside legal counsel, in a revised Target proposal that is reasonably capable of being completed, and, if consummated, may reasonably be expected to result in a transaction that is at least as favorable from a financial point of view to the holders of Parent Common Shares as the Parent Superior Proposal; and provided that a Parent Acquisition Proposal accepted by Parent shall not be subject to any financing contingencies.

10.2    Effect of Termination.

(a)    If this Agreement is terminated and the Merger is abandoned under this Article X, all obligations of the parties shall terminate, except the parties’ obligations pursuant to this Section 10.2 and except for Sections 7.5, 7.7, 9.1, 9.2, Article XI and the last two sentences of Section 7.1, provided that nothing herein shall relieve any party from liability for any breaches hereof.

(b)    Termination by Parent.

(i)    If Parent terminates this Agreement under (x) Section 10.1(d) (Target Breach) or (y) Section 10.1(b) (Effective Time has not occurred on or prior to Termination Date) at a time that a Target Breach exists, and in each case, within twelve months after such termination of this Agreement:

(A)    a transaction is consummated, which transaction, if offered or proposed, would constitute a Target Acquisition Proposal,

(B)    a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies) that would if consummated constitute a Target Acquisition Proposal is entered into or

(C)    (X) any Person acquires beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Target then representing 50% or more of the combined power to vote generally for the election of directors, and (Y) Target’s Board of Directors has taken any action for the benefit of such person, that facilitates the acquisition by such person or group of such beneficial ownership, then Target shall promptly (and no later than one business day after the first to occur of any of clauses (A)-(C) above) pay to Parent a termination fee of $10 million (the “Target Termination Fee”), plus Parent’s Expenses up to $2 million (the “Target Expense Cap”).

(ii)     If (x) Parent terminates this Agreement under Section 10.1(g) (change of recommendation; recommendation of Target Acquisition Proposal; failure to reject; breach of Sections 7.2(a)) and at the date of termination Target does not have the right to terminate this Agreement under Section 10.1(b), (c), (e) or (f) or (y) Target or Parent terminates this Agreement pursuant to Section 10.1(h) (Target Superior Proposal), Target shall promptly (and in any event no later than one business day after such termination) pay to Parent the Termination Fee plus Parent’s Expenses up to the Target Expense Cap.

(ii)    If (x) a Target Acquisition Proposal shall have been made or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Target Acquisition Proposal and (y) within twelve months after termination of this Agreement Target or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Target Acquisition Proposal, then Target shall promptly (and in any event within one business day after entering into such agreement or consummating a Target Acquisition Proposal), pay Parent an amount equal to the Target Termination Fee plus Parent’s Expenses up to the Target Expense Cap.

For purposes of Section 10.2(b), a Target Acquisition Proposal shall not include (i) the disposition of (x) Target’s Oil and Gas Interests in the Congo or offshore the coast of California or (y) other Oil and Gas Interests of Target which in the aggregate represent not more than 10% of the revenue, operating income, EBITDA or assets of Target and its Subsidiaries, taken as a whole or (ii) the acquisition by Target or any of its Subsidiaries of assets or businesses in one transaction or a series of related transactions for not more than 20% of the outstanding Target Common Shares.

(c)    Termination by Target.

(i)    If Target terminates this Agreement under (x) Section 10.1(c) (Parent Breach) or (y) Section 10.1(b) (Effective Time has not occurred on or prior to Termination Date) at a time that a Parent Breach exists, and in each case, within twelve months after such termination of this Agreement:

(A)    a transaction is consummated, which transaction, if offered or proposed, would constitute a Parent Acquisition Proposal,

(B)    a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies) that would if consummated constitute a Parent Acquisition Proposal is entered into or

(C)    (X) any Person acquires beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Parent then representing 50% or more of the combined power to vote generally for the election of directors, and (Y) Parent’s Board of Directors has taken any action for the benefit of such person, that facilitates the acquisition by such person or group of such beneficial ownership, then Parent shall promptly (and no later than one business day after the first to occur of any of clauses (A)-(C) above) pay to Target a termination fee of $10 million (the “Parent Termination Fee”), plus Target’s Expenses up to $2 million (the “Parent Expense Cap”).

(ii)     If (x) Target terminates this Agreement under Section 10.1(i) (change of recommendation; recommendation of Parent Acquisition Proposal; failure to reject; breach of Sections 7.2(b)) and at the date of termination Parent does not have the right to terminate this Agreement under Section 10.1(b), (d), (e) or (f) or (y) Parent or Target terminates this Agreement pursuant to Section 10.1(j) (Parent Superior Proposal), Parent shall promptly (and in any event no later than one business day after such termination) pay to Target the Parent Termination Fee plus Target’s Expenses up to the Parent Expense Cap.

(iii)    If (x) a Parent Acquisition Proposal shall have been made or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Parent Acquisition Proposal and (y) within twelve months after termination of this Agreement Parent or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Parent Acquisition Proposal, then Parent shall promptly (and in any event within one business day after entering into such agreement or consummating a Parent Acquisition Proposal), pay Target an amount equal to the Termination Fee plus Target’s Expenses up to the Parent Expense Cap.

For purposes of Section 10.2(c), a Parent Acquisition Proposal shall not include (i) the disposition of (x) Parent’s Oil and Gas Interests in Mt. Poso, Arroyo Grande or the Illinois Basin or (y) other Oil and Gas Interests of Parent which in the aggregate represent not more than 10% of the revenue, operating income, EBITDA or assets of Parent and its Subsidiaries, taken as a whole or (ii) the acquisition by Parent or any of its Subsidiaries of assets or businesses in one transaction or a series of related transactions for not more than 20% of the outstanding Parent Common Shares.

ARTICLE XI

MISCELLANEOUS

11.1    Notices.    All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

To Parent:

Plains Exploration & Production Company

700 Milam, Suite 3100

Houston, Texas 77002

Attention: James C. Flores

Telephone: (832) 239-6000

Facsimile: (832) 236-6200

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1900 Pennzoil Place, South Tower

711 Louisiana Street

Houston, Texas 77002

(or, on or after March 26, 2004:

1111 Louisiana Street, 44th Floor

Houston, Texas 77002)

Attention: Michael E. Dillard, P.C.

Telephone: (713) 220-5800

Facsimile: (713) 236-0822

To Target:

Nuevo Energy Company

1021 Main Street, Suite 2100

Houston, Texas 77002

Attention: James L. Payne

Telephone: (713) 652-0706

Facsimile: (713) 374-4899

With a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

1000 Louisiana Street, Suite 4300

Houston, Texas 77002

Attention: George G. Young III

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or (iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

11.2    Severability.    If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

11.3    Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

11.4    Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.5    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

11.6    Entire Agreement.    This Agreement, all documents contemplated herein or required hereby, and the Confidentiality Agreements represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter hereof.

11.7    Governing Law.    This Agreement shall be construed, interpreted, and governed in accordance with the laws of the state of Delaware, without reference to rules relating to conflicts of law.

11.8    Submission to Jurisdiction.    Each party to this Agreement submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court. Each party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by dispute or action on the judgment or in any other manner provided at law (common, statutory or other) or in equity. Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

11.9    Attorneys’ Fees.    If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

11.10    No Third Party Beneficiaries.    Except as provided in Section 7.3, no Person other than the parties is an intended beneficiary of this Agreement or any portion hereof.

11.11    Disclosure Schedules.    The disclosures made on any disclosure schedule, including the Target Disclosure Schedule and the Parent Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Target Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

11.12    Amendments and Supplements.    At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Parent and Target and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Parent and Target with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the stockholders of Parent, or Target, as applicable, there shall be no amendment or change to the provisions hereof unless permitted by the DGCL without further approval by the stockholders of Parent, or Target, as applicable.

11.13    Extensions, Waivers, Etc.    At any time prior to the Effective Time, either party may

(a)    extend the time for the performance of any of the obligations or acts of the other party;

(b)    waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c)    subject to the proviso of Section 11.12 waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by Parent or Target in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PLAINS EXPLORATION & PRODUCTION COMPANY

By:

Name: Title:	James C. Flores Chairman and Chief Executive Officer

PXP CALIFORNIA INC.

By:

Name: Title:	John T. Raymond President

NUEVO ENERGY COMPANY

By:

Name: Title:	James L. Payne Chairman, President and Chief Executive Officer

Exhibit 7.20

Form of Affiliate Agreement

Plains Exploration & Production Company

700 Milam, Suite 3100

Houston, Texas 77002

Gentlemen:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”) dated February 12, 2004 between Plains Exploration & Production Company, a Delaware corporation (“Parent”), PXP California Inc., a Delaware corporation (“Merger Sub”), and Nuevo Energy Company, a Delaware corporation (“Target”), pursuant to which Target and Parent shall merge. Pursuant to the terms and conditions of the Merger Agreement, upon consummation of the transactions contemplated thereby, each share of Common Stock, par value $.01 per share, of Target owned by the undersigned as of the Effective Time (as defined in the Merger Agreement) shall be converted into and exchangeable for certain shares of the common stock, par value $.01 per share, of Parent (the “Parent Common Shares”).

The undersigned understands that he may be deemed to be an “affiliate” of Target for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended (the “Act”). The undersigned is delivering this letter of undertaking and commitment pursuant to Section 7.20 of the Merger Agreement.

With respect to such Parent Common Shares the undersigned may receive under the Merger Agreement (the “Shares”), the undersigned represents to and agrees with Parent that:

A.    The undersigned shall not make any offer to sell or any sale or other disposition of all or any part of the Shares in violation of the Act or the rules and regulations thereunder, including Rule 145, and shall hold all the Shares subject to all applicable provisions of the Act and the rules and regulations thereunder.

B.    The undersigned has been advised that the offering, sale and delivery of the Shares to the undersigned pursuant to the Merger Agreement shall be registered under the Act on a Registration Statement on Form S-4. The undersigned has also been advised, however, that, since the undersigned may be deemed an “affiliate” of Target, any public reoffering or resale by the undersigned of any of the Shares shall, under current law, require either (i) the further registration under the Act of the Shares to be sold, (ii) compliance with Rule 145 promulgated under the Act (permitting limited sales under certain circumstances) or (iii) the availability of another exemption from registration under the Act.

C.    The undersigned also understands that, if Parent should deem it necessary to comply with the requirements of the Act, stop transfer instructions will be given to its transfer agents with respect to the Shares and that there will be placed on the certificates for the Shares, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate were issued in a transaction under Rule 145 promulgated under the Securities Act of 1933, as amended (the “Act”), and may be sold, transferred or otherwise disposed of only upon receipt by the Corporation of an opinion of counsel acceptable to it that the securities are being sold in compliance with the limitations of Rule 145 or that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act.”

Execution of this letter shall not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of Target for purposes of Rule 145 under the Act or as a waiver of any rights the undersigned may have to any claim that the undersigned is not such an affiliate on or after the date of this letter.

Very truly yours,

Signature

Name

Date